                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      ADELPHIA BUSINESS SOLUTIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             JOHN GLICKSMAN, ESQ.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Note

                       ADELPHIA BUSINESS SOLUTIONS, INC.
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                               ----------------

                    Notice of Annual Meeting of Stockholders
                          to be held on July 31, 2000
                               ----------------

To the Stockholders of
Adelphia Business Solutions, Inc.:

   The Annual Meeting of Stockholders of Adelphia Business Solutions, Inc. will be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on Monday, July 31, 2000, at 11:30 a.m., for the following purposes:

  1. To elect eight (8) Directors by vote of the holders of Class A Common Stock, Class B Common Stock and Preferred Stock, voting together.

  2. To consider and act upon such other matters as may properly come before the meeting.

   The Board of Directors has fixed the close of business on June 20, 2000, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

   IF YOU ARE UNABLE TO ATTEND THE MEETING AND YOU WISH TO VOTE YOUR STOCK, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     John J. Rigas
                                     Chairman of the Board

July 7, 2000

                       ADELPHIA BUSINESS SOLUTIONS, INC.
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                               ----------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS
                               ----------------

                                 July 31, 2000

   This proxy statement is being furnished to the stockholders of Adelphia Business Solutions, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Monday, July 31, 2000, at the Coudersport Theater, Main Street, Coudersport, Pennsylvania. The address of the principal executive offices of the Company is One North Main Street, Coudersport, Pennsylvania 16915, and the date this proxy statement was first mailed to stockholders was on or about July 7, 2000. A copy of the Annual Report to Stockholders for the year ended December 31, 1999 is being furnished with this proxy statement.

   Only stockholders of record as of the close of business on June 20, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of 35,319,670 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), 35,172,364 shares of Class B Common Stock, $.01 par value (the "Class B Common Stock") and 275,107 shares of 12-7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock"). With respect to the matters described in this proxy statement, the holders of Class A Common Stock, Class B Common Stock and Preferred Stock vote together as a single class, and each holder of Class A Common Stock is entitled to cast one (1) vote for each share of Class A Common Stock standing in their name on the books of the Company, each holder of Class B Common Stock is entitled to cast ten (10) votes for each share of Class B Common Stock standing in their name on the books of the Company, and each holder of Preferred Stock is entitled to cast one (1) vote for each share of Preferred Stock standing in their name on the books of the Company. The presence, in person or by proxy, of holders of a majority of the votes of all outstanding shares of the Company's capital stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The Directors shall be elected by a plurality of the votes of the shares of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

   All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless such proxies previously have been revoked. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attendance at the meeting and voting his shares in person.

   Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. Abstentions will count as shares entitled to vote and represented at the Annual Meeting and not voting in favor of the proposals. Broker non-votes will not count as shares entitled to vote and represented at the Annual Meeting and will not be included in calculating the number of votes necessary for approval of the proposals described below.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

Description of Board of Directors

   The Bylaws of the Company provide for the Board of Directors to be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors by the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Preferred Stock, voting together as a single class, with each share of Class A Common Stock entitled to one (1) vote, each share of Class B Common Stock entitled to ten (10) votes and each share of Preferred Stock entitled to one (1) vote. Stockholders of the Company are not entitled to cumulate their votes in the election of directors.

   The Bylaws of the Company provide that the Board of Directors shall establish the number of directors which shall not be less than seven (7) nor more than twenty-one (21). The Board currently consists of eight (8) directors, all of whom are also nominees for director.

   Each director is to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, subject to the right of the stockholders to remove any director as provided in the Bylaws. Any vacancy in the office of a director elected by the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Preferred Stock voting as a single class may be filled by such holders voting as a single class. In the absence of a stockholder vote, a vacancy on the Board of Directors may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

   The persons named as proxies in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of John J. Rigas, James P. Rigas, Michael
J. Rigas, Timothy J. Rigas, Pete Metros, James L. Gray, Edward S. Mancini and Peter L. Venetis on behalf of all of the stockholders of the Company. All nominees except, Mr. Metros, Mr. Gray, Mr. Mancini and Mr. Venetis were first elected or appointed as directors of the Company in 1991. Mr. Metros and Mr. Gray were first elected as directors of the Company in 1997, and Mr. Mancini and Mr. Venetis were first elected as directors of the Company in 1999.

   The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

   The following sets forth certain information concerning each nominee for election as a director of the Company.

Nominees for Election of Directors

John J. Rigas
Age 75

   John J. Rigas is the Chairman of the Board of the Company. He also is the founder, Chairman, Chief Executive Officer and President of Adelphia Communications Corporation ("Adelphia Communications"). Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport,

Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a member of its Pioneer Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

   John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company, and is the father-in-law of Peter L. Venetis who also serves as a director of the Company.

James P. Rigas
Age 42

   James P. Rigas is Vice Chairman, Chief Executive Officer, Chief Operating Officer and a Director of the Company, Executive Vice President, Strategic Planning and a Director of Adelphia Communications and a Vice President and Director of Adelphia Communications' other subsidiaries. He has been with Adelphia since 1986. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

Michael J. Rigas
Age 46

   Michael J. Rigas is Vice Chairman and a Director of the Company, Executive Vice President, Operations and a Director of Adelphia Communications and a Vice President and Director of Adelphia Communications' other subsidiaries. He has been with Adelphia since 1981. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

Timothy J. Rigas
Age 44

   Timothy J. Rigas is Vice Chairman, Chief Financial Officer, Treasurer and a Director of the Company, Executive Vice President, Treasurer and a Director of Adelphia Communications, and a Vice President and Director of Adelphia Communications' other subsidiaries. He has been with Adelphia since 1979. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

Pete J. Metros
Age 60

   Pete J. Metros became a director of the Company on April 1, 1997. Mr. Metros is the Managing Director of Mannesmann Dematic Systems--worldwide. On February 1, 1998, he was appointed to the Board of Directors of Mannesmann Dematic AG, headquartered in Wetter, Germany. He continues to be the President and a member of the Board of Directors for Mannesmann Dematic Rapistan Corporation (since
1991). From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager-- Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Adelphia Communications and Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros has served as a director of Adelphia since 1986 and received a BS degree from Georgia Institute of Technology in 1962.

James L. Gray
Age 65

   James L. Gray became a director of the Company on April 1, 1997. Mr. Gray is the retired chairman & CEO of PRIMESTAR Partners. Mr. Gray served as Chairman and CEO of PRIMESTAR from 1995 to 1998. Mr. Gray has more than 20 years of experience in the telecommunications, cable and satellite industries. He joined Warner Cable in 1974, and advanced through several division operating posts prior to being named president of Warner Cable in 1986. In 1992, after the merger of Time Inc. and Warner Communications, Mr. Gray was appointed vice chairman of Time Warner Cable where he served until his retirement in 1993. Mr. Gray has served on the boards of several telecommunications companies and associations, including the National Cable Television Association, where he served as a director from 1986 to 1992, and Turner Broadcasting System, where he served as a director from 1987 to 1991. He also served as chairman of the executive committee and director of C-SPAN and as a director of E! Entertainment Television, Cable in the Classroom and the Walter Kaitz Foundation. Beginning in 1992, Mr. Gray began serving on PRIMESTAR's board of directors. Since 1995, Mr. Gray has served as a director of Sea Pines Associates, Inc. Mr. Gray received a bachelor's degree from Kent State University in Kent, Ohio and a master's degree in business administration (MBA) from the State University of New York at Buffalo.

Peter L. Venetis
Age 42

   Peter L. Venetis became a director of the Company on October 25, 1999. Mr. Venetis currently is a private investor. From 1992 until March 31, 2000, Mr. Venetis was the President and Chief Executive Officer of the Atlantic Bank of New York. Prior to his position at Atlantic Bank, he was a Director in the Leveraged Finance Group at Salomon Brothers, Inc. in New York from 1986 to 1992. Mr. Venetis also serves as a member of Atlantic Bank's Board of Directors, as a member of the Board of Directors of Adelphia Communications Corporation, as a member of the Board of Directors of NBG International and as a Trustee of the Churchill School and Center in Manhattan. Mr. Venetis graduated from Columbia University (cum laude) in 1979 and received his MBA in Finance and International Business from the Columbia University Graduate School of Business in 1981.

Edward S. Mancini
Age 40

   Edward S. Mancini became a director of the Company on October 25, 1999. Mr. Mancini is President/Owner of Artistic Stitches, Inc. From 1989 to 1993, Mr. Mancini was Vice President--Media Lending at Canadian Imperial Bank of Commerce. From 1986 to 1989, Mr. Mancini was in the corporate training program at Chase Manhattan Bank. Mr. Mancini received has Masters of Science, Finance and Accounting from Texas A&M University in 1986.

Audit and Compensation Committees and Meetings of the Board of Directors

   In April 1998, the Board of Directors established a Compensation Committee, consisting of James L. Gray and Pete J. Metros, which reviews and has authority to approve the compensation of the key officers and employees of the Company. The Compensation Committee met one time during 1999. The Board of Directors also has an Audit Committee, comprised of James L. Gray, Pete J. Metros and Timothy J. Rigas, which is responsible for monitoring the financial reporting of the Company on behalf of the Board of Directors and the investing public. The Audit Committee met once to review the Company's financial condition and results of operations for the year ended December 31, 1999. The Board of Directors met or acted by written consent in lieu of meeting four times during the year ended December 31, 1999. Each director attended at least 75% of the meetings of the Board of Directors and the respective committees of which each is a member, except Mr. Metros who attended 67% such meetings.

Recommendation of the Board of Directors

   The Board of Directors of the Company recommends a vote FOR each of the nominees named above for election as directors.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth certain information regarding compensation paid by the Company for services rendered during the year ended March 31, 1998, the nine and twelve months ended December 31, 1998, and the year ended December 31, 1999 to the Company's Chief Executive Officer and the three executive officers whose compensation exceeded $100,000 in salary and bonus during the year ended December 31, 1999:

                                  Compensation

                                                                       Long Term
                                                                     Compensation
                                                                 ---------------------
                                                                 Restricted Securities
Name and                                                           Stock    Underlying     All Other
Principal Position(a)           Period(b)         Salary   Bonus Awards(f)  Options(f) Compensation(c)(d)
------------------------  --------------------- ---------- ----- ---------- ---------- ------------------
John J. Rigas...........  12 months ended 12/99 $1,354,953  $--  $1,575,000  100,000        $461,940
Chairman and Director     12 months ended 12/98  1,367,399   --          --       --         461,061
                           9 months ended 12/98  1,018,789   --          --       --         200,750
                           12 months ended 3/98  1,271,939   --          --       --         461,378

James P. Rigas(e).......  12 months ended 12/99    223,856   --   1,575,000  100,000          11,669
Vice Chairman, Chief      12 months ended 12/98    229,385   --          --       --          11,431
Executive Officer,         9 months ended 12/98    171,003   --          --       --          11,431
President and Director     12 months ended 3/98    213,011   --          --       --          11,410

Michael J. Rigas........  12 months ended 12/99    223,856   --   1,575,000  100,000          10,950
Vice Chairman, Secretary  12 months ended 12/98    229,866   --          --       --          10,950
and Director               9 months ended 12/98    171,484   --          --       --          10,950
                           12 months ended 3/98    213,011   --          --       --          10,950

Timothy J. Rigas........  12 months ended 12/99    223,856   --   1,575,000  100,000          10,950
Vice Chairman, Chief      12 months ended 12/98    229,866   --          --       --          10,950
Financial Officer,
 Treasurer                 9 months ended 12/98    171,484   --          --       --          10,950
and Director               12 months ended 3/98    213,089   --          --       --          10,950

Daniel R. Milliard(g)...  12 months ended 12/99    230,774   --          --   81,250           5,340
President, Vice Chairman  12 months ended 12/98    238,191   --     760,500       --           5,340
Secretary and Director     9 months ended 12/98    176,438   --     760,500       --           5,340
                           12 months ended 3/98    229,810   --      27,000       --           5,340

--------
(a) John J. Rigas, Michael J. Rigas and Timothy J. Rigas are not employed by the Company but are compensated by Adelphia Communications for services to the Company pursuant to employment agreements with Adelphia Communications. The Company does not reimburse Adelphia Communications directly for the services they provide to the Company, although the Company does make payments for shared corporate overhead services to Adelphia Communications pursuant to a Management Services Agreement.

(b) The twelve months ended December 31, 1998 includes three months compensation from the fiscal year ended March 31, 1998.

(c) The twelve months ended December 31, 1998 and 1999, nine months ended December 31, 1998 and fiscal year ended March 31, 1998 amounts include:
     (i) life insurance premiums paid during each respective period by Adelphia Communications under employment agreements with John J. Rigas, James P. Rigas. Michael J. Rigas, Timothy J. Rigas and Daniel R. Milliard, in premium payment amounts of $200,000, $10,919, $10,200, $10,200 and $4,590, respectively, during the twelve months ended December 31, 1999 $200,000, $10,681, $10,200, $10,200 and $4,590, respectively, during the nine and twelve months ended December 31, 1998, $200,000, $10,660, $10,200, $10,200 and $4,590, respectively, during the fiscal year ended March 31, 1998 on policies owned by the respective named executive officers; (ii) $216,270, $227,805, $0 and $230,746 for John J. Rigas which represents the dollar value of the benefit of the whole-life portion of the premiums paid by Adelphia during the twelve months ended December 31, 1999 and 1998, respectively, and the nine months ended December 31, 19999 and the fiscal year ended March 31, 1998, respectively, pursuant to a split-dollar life insurance arrangement projected on an actuarial basis;
     (iii) $44,920, $32,506, $0 and $29,882 for John J. Rigas which represents payments by Adelphia Communications during the twelve months ended December 31, 1999 and 1998, respectively, and the nine months ended December 31, 1998 and the fiscal year ended March 31, 1998, respectively, pursuant to a split-dollar life insurance arrangement that is attributable to term life insurance coverage; and (iv) $750 in Adelphia Communications matching contributions for each executive officer under the Company's 401(k) savings plan for the twelve months ended December 31, 1999 and 1998 and the nine months ended December 31, 1998 and the fiscal year ended March 31, 1998, respectively. The amounts shown above do not include transactions between the Company and certain executive officers or certain entities which are privately owned in whole or in part by the executive officers named in the table.

     In accordance with an agreement related to the split-dollar life insurance arrangement referred to above, the Company will be reimbursed for all premiums paid related to such arrangement upon the earlier of death of both the insured and his spouse or termination of the insurance policies related to such arrangement.

(d) Does not include the value of certain non-cash compensation to each respective named individual which did not exceed the lesser of $50,000 or 10% of such individual's total salary shown in the table.

(e) During the periods presented through December 31, 1998, James P. Rigas was not employed by the Company, but was compensated by Adelphia Communications for his services to the Company pursuant to an employment agreement with Adelphia Communications. During such periods, the Company did not directly reimburse Adelphia Communications for Mr. Rigas' base salary, insurance premium payments and other benefits paid by Adelphia Communications. Effective January 1, 1999, the Company employed Mr. Rigas directly.

(f) The respective amounts set forth represent restrictive stock awards of the Company's Class A common stock and stock options to purchase the Company's Class A common stock, which were granted to the named executive officers by the Company under its 1996 Long-Term Incentive Compensation Plan ("1996 Plan").

(g) Mr. Milliard served in the indicated positions for the Company, and as Senior Vice President and Secretary of Adelphia pursuant to an employment agreement with the Company, until September 1999 when he resigned his positions with both companies. Amounts shown for Mr. Milliard represent amounts paid under his employment agreement, including (i) restricted stock bonus awards under the 1996 Plan of 58,500 and 58,500 shares of the Company's Class A common stock which had a value of approximately $27,000 and $760,500 as of April 1, 1997 and April 1, 1998 (the dates of grant), respectively, and an option to purchase 81,250 shares of the Company's Class A common stock granted April 1, 1999. The 117,000 restricted stock award shares are not subject to vesting and will fully participate in dividends and distributions.

Long-Term Incentive Compensation Plan

   The Company's 1996 Plan provides for the grant of options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which do not so qualify, share awards (with or without restrictions on vesting), stock appreciation rights and stock equivalent or phantom units. The number of shares of Class A common stock available for the issuance of such options, awards, rights and phantom stock units under the 1996 Plan was initially 5,687,500. Such number is to increase each year by a number of shares equal to one percent (1%) of outstanding shares of all classes of common stock, up to a maximum of 8,125,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The purposes of the 1996 Plan are to encourage ownership of Class A common stock by directors, executive officers, employees and consultants; to induce them to remain employed or involved with the Company; and to provide additional incentive for such persons to promote the success of the Company. In 1999, the Company granted certain stock awards and stock options to certain executive officers of the Company.

                       Option Grants in Last Fiscal Year

                                      Individual Grants
                          ------------------------------------------
                                         % of
                                         Total
                            Number of   Options Exercise
                           Securities   Granted    or
                           Underlying     in      Base               Grant Date
                             Options    Fiscal    Price   Expiration   Present
Name                      Granted(#)(a)  Year   ($/share)    Date    Value($)(b)
----                      ------------- ------- --------- ---------- -----------
John J. Rigas............    100,000     16.7     16.00    8/9/2009    809,000
James P. Rigas...........    100,000     16.7     16.00    8/9/2009    809,000
Michael J. Rigas.........    100,000     16.7     16.00    8/9/2009    809,000
Timothy J. Rigas.........    100,000     16.7     16.00    8/9/2009    809,000
Daniel R. Milliard.......     81,250     13.6    12.125   9/20/2000    891,313

--------
(a) All options granted were with respect to the Class A common stock of the Company, with an exercise price equal to the fair market value of such stock on the date of grant. These options, other than those for Mr. Milliard, all vest in three equal, annual amounts on the third, fourth and fifth anniversaries of the date of grant.

(b) The grant date present value of each option was calculated using the Black-Scholes option pricing model using the following assumptions: expected dividend yield--0%; risk free interest rate--6.93%; and expected volatility--50%. The expected life used in the calculation of the Black Scholes option pricing model for the options relating to John J. Rigas, James P. Rigas, Michael J. Rigas, Timothy J. Rigas and Daniel R. Milliard were as follows: 10 years, 10 years, 10 years, 10 years and 1.47 years, respectively.

                 Aggregate Option Exercises In Last Fiscal Year
                      And December 31, 1999 Option Values

                                                      Number of
                                                     Securities           Value of
                                                     Underlying          Unexercised
                                                 Unexercised Options    In-The-Money
                           Shares                        at              Options at
                          Acquired                December 31, 1999   December 31, 1999
                             on         Value       Exercisable/        Exercisable/
Name                     Exercise(#) Realized($) Unexercisable(#)(1) Unexercisable($)(a)
----                     ----------- ----------- ------------------- -------------------
John J. Rigas...........       0           0          0/100,000          0/3,200,000
James P. Rigas..........       0           0          0/100,000          0/3,200,000
Michael J. Rigas........       0           0          0/100,000          0/3,200,000
Timothy J. Rigas........       0           0          0/100,000          0/3,200,000
Daniel R. Milliard......       0           0           81,250/0          2,914,844/0

--------
(a) All options granted were with respect to the Class A common stock of the Company, with an exercise price equal to the fair market value of such stock on the date of grant. These options, other than those for Mr. Milliard, all vest in three equal, annual amounts on the third, fourth and fifth anniversaries of the date of grant.

Employment Contracts

   Mr. Milliard served as President and Vice Chairman of the Company. Mr. Milliard's employment agreement with the Company provided for base salary, annual cash bonuses based on achievement, stock options and stock bonuses, certain employee benefits and certain change-in-control and other provisions, and was set to expire on March 31, 2001. Mr. Milliard resigned as President and Secretary of the Company and as senior vice president and secretary of Adelphia effective as of September 20, 1999, although he continued to serve as a director of both companies until the 1999 annual meeting on October 25, 1999. Mr. Milliard will continue to receive payments under his employment agreement through March 31, 2001 at the rate of his base salary at the time of his resignation, which will total approximately $282,000 for the period covering January 1, 2000 through March 31, 2001, and is entitled to receive an additional option to purchase 81,250 shares of the Company's Class A common stock at fair market value. Certain other matters under Mr. Milliard's employment agreement remain under discussion and negotiation by Mr. Milliard and the Company.

Compensation Committee Interlocks and Insider Participation

   James Gray and Pete Metros serve as members of the Compensation Committee of the Board of Directors. Neither Mr. Gray nor Mr. Metros is or has been an officer or employee of the Company.

Board of Directors Compensation

   Directors who are not also employees of the Company each receive compensation from the Company for services as a director at a rate of $750 plus reimbursement of expenses for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of Board committees.

Audit Committee Charter

   On June 12, 2000, the Board of Directors of the Company adopted a written charter for the Audit Committee of the Board.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   Executive compensation decisions during the year period ended December 31, 1999 were addressed by the Compensation Committee of the Board of Directors (see "Election of Directors--Audit and Compensation Committees and Meetings of the Board of Directors"), composed of two independent, non-employee directors, Pete J. Metros and James L. Gray.

   Effective January 1, 1999, James P. Rigas, the Chief Executive Officer, was employed by the Company directly, but continued to receive his salary for his work with the Company pursuant to the terms of a previously existing employment agreement with Adelphia Communications. For the year ended December 31, 1999, the Committee made no decisions with respect to the salary or bonus compensation of Mr. Rigas.

   Neither John J. Rigas, Michael J. Rigas nor Timothy J. Rigas were given salaries or bonuses directly by the Company during the twelve-month period ended December 31, 1999. Their services, as well as the services of certain other employees of Adelphia Communications, were paid for directly by Adelphia Communications. Adelphia Communications has historically charged the Company for the provision of shared corporate overhead services, but has not charged the Company for the actual cost of compensating these named executive officers of the Company who are employees of Adelphia Communications.

   To further directly align the interests of the Company's executives with those of stockholders, the Company granted definitive stock options and restricted stock awards to James P. Rigas, John J. Rigas, Michael J. Rigas and Timothy J. Rigas for the first time in 1999. The Committee believes that such awards, along with the personal commitment of each of the executives to lead the Company in pursuit of its growth strategies, provide the executive officers with significant incentives to achieve a high level of Company performance, and that such awards are comparable in value to stock compensation awards granted to peer group executives. The Committee may consider, from time to time, providing additional equity incentive compensation to its named executive officers.

   David R. Milliard was compensated pursuant to a previously existing employment agreement with the Company. Mr. Milliard resigned from the Company and Adelphia Communications on September 20, 1999.

                                          COMPENSATION COMMITTEE
                                          Pete J. Metros
                                          James L. Gray

Compensation Committee Interlocks and Insider Participation

   James Gray and Pete Metros serve as members of the Compensation Committee of the Board of Directors. Neither Mr. Gray nor Mr. Metros is or has been an officer or employee of the Company.

Stock Performance Graph

   The following graph compares the percentage change in the cumulative total shareholder return on the weighted average of the Company's Class A Common Stock ("Adelphia Business Solutions Class A Common Stock" after October 25, 1999 prior to such date "Hyperion Class A Common Stock") during the period from May 5, 1998 through December 31, 1999 with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group of five companies engaged in the competitive access/telephony industry: Allegiance Telecom Inc. (Class A); GST Telecommunications Inc. (Class A); ICG Communications Inc. (Class A); RCN Corp. (Class A) and US Lec Corp. (Class A). The returns of each component issuer in the foregoing peer group have been weighted according to the respective issuer's market capitalization. The comparison assumes $100 was invested on May 5, 1998 in the Company's Class A Common Stock and in each of the foregoing indices, and also assumes reinvestment of dividends.


                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
    AMONG ADELPHIA BUSINESS SOLUTIONS, S&P 500 INDEX AND PEER GROUP INDEX

Measurement period                               S&P 500      Peer Group
(Fiscal year Covered)      Adelphia Business      Index          Index
Measurement PT_
  05/05/98                     $100.00           $100.00        $100.00

FYE 06/98                      $ 98.05           $101.76        $ 97.39
FYE 09/98                      $ 36.72           $ 91.64        $ 53.10
FYE 12/98                      $ 94.53           $111.15        $ 69.41
FYE 03/99                      $ 75.78           $116.69        $109.07
FYE 06/99                      $117.58           $121.97        $160.23
FYE 09/99                      $155.08           $117.12        $147.31
FYE 12/99                      $300.00           $134.54        $213.78


* $100 invested on 5/5/98 in Stock or Index--including Reinvestment of
Dividends.

Certain Transactions

   During the year ended December 31, 1999, the Company made demand advances to Adelphia periodically, for which the Company earned interest at 5.15%, totaling approximately $8.5 million. During the period January 1, 1999 to December 31, 1999, the largest amount due from Adelphia Communications at the end of any quarter was approximately $392.6 million at December 31, 1999.

   The Company and Adelphia Communications have entered into a registration rights agreement, as amended, whereby the Company has agreed to provide to Adelphia Communications and certain permitted transferees, with respect to common stock owned by them, two demand registration rights per year under certain conditions, including that any such demand be with respect to shares with a minimum of $10 million in market value, and with certain piggyback registration rights in future public offerings of the common stock. Adelphia Communications' demand registration rights terminate at such time as Adelphia Communications ceases to hold at least $10 million in market value of common stock.

   During the year ended December 31, 1999, the Company incurred charges from Adelphia Communications of approximately $8.6 million for the provision to the Company of shared corporate overhead services in areas such as personnel, payroll, management information services, computer services, shared use of office, aircraft and network facilities and support equipment. The Company expects that charges for the provision of similar services by Adelphia Communications to the Company, or by the Company to Adelphia Communications, will continue to be incurred or charged by the Company in the future. The transactions related to the provision of these services have been based on allocation of Adelphia Communications' incremental costs incurred for these services, and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own or the costs which would be charged on a pro-rata allocation of such costs under the Management Services Agreement between the Company and Adelphia Communications dated April 10, 1998, with respect to shared corporate overhead service. During the year ended December 31, 1999, the Company (i) paid Adelphia Communications or certain of Adelphia Communications' affiliates, fiber lease payments of approximately $0.2 million, (ii) received from Adelphia Communications $1.8 million in revenue for providing switched services, and (iii) paid to entities owned by members of the Rigas family who are executive officers of the Company approximately $7.6 million for property, plant and equipment and services.

   On March 2, 1999, Highland Holdings, a partnership owned by the Rigas family, purchased directly from the Company $100 million aggregate principal amount of the Company's 12% Senior Subordinated Notes due 2007 at a purchase price equal to the principal amount less the discount to the initial purchasers of the other $200 million of such notes sold on that date.

   On November 30, 1999, the Company issued and sold 8,750,000 shares of Class A common stock at a price to the public of $30.00 per share. Simultaneously with the closing of this transaction, the Company issued and sold 5,181,350 shares of Class B common stock to Adelphia Communications at a purchase price of $28.95 per share, which was equal to the offering price less the underwriting discount for the Class A common stock sold to the public.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than ten percent of a class of the Company's registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company's directors, officers and more than ten percent stockholders filed on a timely basis all reports due under Section 16(a) for the period from January 1, 1999 through December 31, 1999, except that an initial report of ownership was filed late by Mr. Mancini and Mr. Venetis.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth the beneficial ownership of the Company's Class A common stock and Class B common stock as of June 20, 2000 by (i) each person known by the Company to be a beneficial owner of more than 5% of either the Class A common stock or Class B common stock, (ii) the directors and executive officers and (iii) all directors and executive officers as a group. As of June 20, 2000, there were 35,319,670 shares of Class A common stock outstanding and 35,172,364 shares of Class B common stock outstanding. Unless otherwise indicated, each of the shareholders in the table has sole voting and investment power with respect to the shares beneficially owned.

                                                                      Total
                                    Class A           Class B      Common Stock
                                  Common Stock      Common Stock       (%)
                                  ------------      ------------   ------------
Adelphia Communications
 Corporation (a)................   7,880,047(b)(c)   34,306,356(b)     59.8%

John J. Rigas (a)...............     617,500                 --         0.9%

James P. Rigas (a)..............     642,500                 --         0.9%

Michael J. Rigas (a)............     602,500                 --         0.9%

Timothy J. Rigas (a)............     592,500                 --         0.8%

Peter L. Venetis (d)............     517,500                 --         0.7%

Pete J. Metros..................       3,300                 --          --

James L. Gray...................       6,000                 --          --

All executive officers and
 directors as a group (eight
 persons) (a)...................   8,891,847(e)      34,306,356(e)     61.3%

The Mutuelles AXA group.........   3,150,950(f)              --         4.5%
 c/o AXA Assurances I.A.R.D.
 Mutuelle
 21, rue de Chateaudun
 75009 Paris, France

MFS Investment Management.......   1,787,820(g)              --         2.6%
 500 Boylston Street, 15th floor
 Boston, MA 02116

Morgan Stanley Dean Witter &       2,078,677(h)              --         2.9%
 Co.............................
 1585 Broadway
 New York, NY 10036

--------
(a) The business address of Adelphia Communications Corporation is One North Main Street, Coudersport, PA 16915. In their capacity as executive officers of Adelphia Communications, the following persons share or may be deemed to share voting and investment power over the shares of common stock owned by Adelphia Communications, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, James P. Rigas, Michael J. Rigas and Timothy J. Rigas. Share amounts shown for John J. Rigas, James
     P. Rigas, Michael J. Rigas and Timothy J. Rigas each include 492,500 of the same Class A common stock shares held by a Rigas family partnership in which each of them is a general partner. Edward S. Mancini, a director of the Company owns no shares of the Company's Common Stock.

(b) Each share of Class B common stock is convertible at any time at the option of the holder into an equal number of shares of Class A common stock. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.

(c) The information presented reflects only shares of Class A common stock held directly by Adelphia and does not include (i) shares of Class A common stock into which Class B common stock may be converted or (ii) 708,121 shares of Class A common stock issuable under warrants held by Adelphia. Assuming the conversion of all Class B common stock held by Adelphia into Class A common stock and the exercise of all such warrants, Adelphia would beneficially own 60.2% of the Class A common stock as of such date.

(d) The information presented includes 25,000 shares owned directly by Mr. Venetis and 492,356 shares deemed to be beneficially owned through a Rigas family partnership by Ellen K. Rigas, the wife of Mr. Venetis and the daughter of John J. Rigas.

(e) The information presented includes 7,880,047 shares of Class A common stock and 34,306,356 shares of Class B common stock held by Adelphia, for which the following executive officers and directors of the Company share or may be deemed to share voting and investment power over the shares, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, James P. Rigas, Michael J. Rigas and Timothy J. Rigas. The information presented excludes 708,121 shares of Class A common stock issuable under warrants held by Adelphia.

(f) According to a Schedule 13G, the named entity is a group consisting of AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurances Mutuelle. In addition AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated) and AXA also report the same beneficial ownership over these shares. All these reporting entities report sole voting power over 1,075,700 of such shares, shared voting power over 2,060,300 of such shares, sole investment power over 3,146,850 of such shares, and shared investment power over 4,100 of such shares. The shares shown represent 8.9% of the outstanding Class A common stock. Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., has sole voting power over 918,900 of such shares, shared voting power over 2,060,300 of such shares and sole dispositive power over 2,979,200 of such shares.

(g) According to a Schedule 13G, the named entity has sole voting power over 1,636,120 of such shares and sole investment power over all such shares, which represent 5.1% of the outstanding Class A common stock.

(h) According to a Schedule 13G, the named entity shares voting power over 1,963,177 of these shares and shares investment power over all of them. The shares shown represent 5.9% of the outstanding Class A common stock.

   ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION

   A COPY OF THE ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED FREE OF CHARGE, UPON WRITTEN REQUEST, TO STOCKHOLDERS WHO HAVE NOT PREVIOUSLY RECEIVED A COPY FROM THE COMPANY. WRITTEN REQUESTS MAY BE DIRECTED TO THE SECRETARY, ADELPHIA BUSINESS SOLUTIONS, INC., ONE NORTH MAIN STREET, COUDERSPORT, PENNSYLVANIA 16915.

                                 OTHER MATTERS

   The Company knows of no other matters to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, however, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

   The Company will pay the expense in connection with the printing, assembling and mailing to the holders of capital stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

   The Company's certified public accountants during the year ended December 31, 1999 were, and for 2000 will be, Deloitte & Touche LLP. Such accountants are not expected to attend the Annual Meeting.

Stockholder Proposals

   Proposals of stockholders submitted for consideration at the 2001 Annual Meeting must be received by the Company no later than March 9, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting. Such proposals must also comply with the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the 2001 Annual Meeting proxy materials. Stockholders who wish to make a proposal at the 2001 Annual Meeting other than by inclusion in the Company's proxy materials must notify the Company of the matter no later than May 23, 2001. Notwithstanding the fact that the Company may at its discretion exclude any untimely proposal, if a stockholder presents a proposal after May 23, 2001 and that proposal is accepted by the Company, then the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if the proposal is otherwise properly brought before the meeting.

                                   APPENDIX A

                               TABLE OF CONTENTS

Selected Financial Data..................................................   A-2
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   A-4
Quantitative and Qualitative Disclosure About Market Risk................  A-12
Financial Statements and Supplementary Data..............................  A-12
Independent Auditors' Report.............................................  A-13
Adelphia Business Solutions, Inc. and Subsidiaries Consolidated Balance
 Sheets..................................................................  A-14
Adelphia Business Solutions, Inc. and Subsidiaries Consolidated
 Statements of Operations................................................  A-15
Adelphia Business Solutions, Inc. and Subsidiaries Consolidated
 Statements of Common Stock and Other Stockholders' Equity (Deficiency)..  A-16
Adelphia Business Solutions, Inc. and Subsidiaries Consolidated
 Statements of Cash Flows................................................  A-17
Adelphia Business Solutions, Inc. Notes to Consolidated Financial
 Statements..............................................................  A-18
Market For the Company's Common Equity and Related Stockholder Matters...  A-38

                            SELECTED FINANCIAL DATA

   The following selected consolidated financial data as of and for each of the three years in the period ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999 have been derived from the audited consolidated financial statements of the Company and the related notes thereto. These data should be read in conjunction with the consolidated financial statements and related notes thereto for the year ended March 31, 1998, the nine months ended December 31, 1998, the year ended December 31, 1999 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Form 10-K. The balance sheet data as of March 31, 1996, 1997 and 1998 and the statement of operations data and the other Company data with respect to the years ended March 31, 1996 and 1997 have been derived from audited consolidated financial statements of the Company not included herein.

                                                                  Nine Months
                                      Year Ended March 31,           Ended      Year Ended
                                   -----------------------------  December 31, December 31,
                                     1996      1997      1998         1998         1999
                                   --------  --------  ---------  ------------ ------------
                                     (Dollars in thousands, except per share amounts)
Statement of Operations Data (a):
 Revenues......................... $  3,322  $  5,088  $  13,510   $  34,776    $ 154,575
 Operating expenses:
  Network operations..............    2,690     3,432      7,804      18,709       58,525
  Selling, general and
   administrative.................    3,084     6,780     14,314      35,341      142,615
  Depreciation and amortization...    1,184     3,945     11,477      26,671       65,244
                                   --------  --------  ---------   ---------    ---------
  Operating loss..................   (3,636)   (9,069)   (20,085)    (45,945)    (111,809)
  Gain on sale of investment......       --     8,405         --          --           --
  Interest income.................      199     5,976     13,304      10,233       19,933
  Interest income--affiliate......       --        --         --       8,395        8,483
  Interest expense and fees.......   (6,088)  (28,377)   (49,334)    (38,638)     (74,314)
  Other income....................       --        --         --       1,113           --
  Equity in net loss of joint
   ventures.......................   (4,292)   (7,223)   (12,967)     (9,580)      (7,758)
  Net loss........................  (13,620)  (30,547)   (69,082)    (74,185)    (165,466)
  Dividend requirements applicable
   to preferred stock.............       --        --    (12,409)    (21,117)     (31,618)
  Net loss applicable to common
   stockholders...................  (13,620)  (30,547)   (81,491)    (95,302)    (197,084)
  Basic and diluted net loss per
   weighted average share of
   common stock................... $  (0.42) $  (0.89) $   (2.33)  $   (1.80)   $   (3.47)
  Common stock dividends..........       --        --         --          --           --
Other Company Data (a):
  EBITDA (b)...................... $ (2,452) $ (5,124) $  (8,608)  $ (19,274)   $ (46,565)
  Capital expenditures and company
   investments (c)................   18,899    79,396    132,889     215,770      477,755
  Cash (used in) provided by
   operating activities...........     (833)   (4,823)    (6,333)     (8,810)      17,485
  Cash used in investing
   activities.....................  (18,899)  (72,818)  (266,604)   (200,458)    (556,247)
  Cash provided by financing
   activities.....................   19,732   137,455    443,873     221,088      298,325

                                 As of  March 31,           As of December 31,
                            -----------------------------  --------------------
                              1996      1997      1998       1998       1999
                            --------  --------  ---------  --------- ----------
                                         (Dollars in thousands)
Balance Sheet Data (a):
  Cash and cash
   equivalents............. $     --  $ 59,814  $ 230,750  $ 242,570 $    2,133
  Total assets.............   35,269   174,601    639,992    836,342  1,563,703
  Long term debt and
   exchangeable redeemable
   Preferred stock.........   50,855   215,675    735,980    722,783  1,103,507
  Common stock and other
   stockholders' equity
   (deficiency)............  (27,323)  (50,254)  (118,991)    74,031    279,931

--------
(a) The data presented represents financial information for the Company and its consolidated subsidiaries. As of December 31, 1999, four of the Company's networks were owned by joint ventures in which it owned an interest of 50%, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.

(b) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.

(c) For the fiscal years ended March 31, 1996, 1997 and 1998, the nine months ended December 31, 1998, and the year ended December 31, 1999, the Company's capital expenditures (including capital expenditures relating to its wholly owned operating companies) were $6.1, $24.6, $68.6, $146.8 and $453.2 million, respectively, and the Company's investments in its less than wholly owned operating companies were $12.8, $34.8, $64.3, $69.0 and $24.5 million, respectively, for the same periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information or statements included in this proxy statement, including Management's Discussion and Analysis of Financial Condition and Results of Operations is forward-looking, such as information relating to future growth, expansion of operations or the effect of future regulation or competition. These "forward-looking statements" include statements regarding the intent, belief and current expectations of Adelphia Business Solutions and its directors and officers, and can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. Any such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company.

   These risks and uncertainties include, but are not limited to, uncertainties relating to our ability to successfully market our services to current and new customers, access markets on a nondiscriminatory basis, identify, design and construct fiber optic networks, install cable and facilities (including switching electronics) and obtain rights of way, access rights to buildings and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as risks and uncertainties relating to general economic conditions, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, the costs and other effects of rapid growth and changes in the competitive environment in which the Company operates. Readers of this proxy statement are cautioned that such statements are only predictions, that no assurance can be given that any particular future results will be achieved, and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements. Unless otherwise stated, the information contained in this proxy statement is as of and for the twelve months ended December 31, 1999. Additional information regarding factors that may affect the business and financial results of Adelphia Business Solutions can be found in the Company's filings with the Securities and Exchange Commission, including the prospectus and most recent prospectus supplement under Registration Statement No. 333-11142 (formerly No. 333-88927), under the caption "Risk Factors."

   The "Company" or "Adelphia Business Solutions" means Adelphia Business Solutions, Inc. together with its majority-owned subsidiaries, except where the context otherwise requires. Unless the context otherwise requires, references herein to the networks mean (i) the 22 telecommunications networks in operation or under construction as of May 8, 1998, the date of the Company's initial public offering (the "Original Markets"), which are owned by wholly and majority owned subsidiaries or by three joint venture partnerships or limited liability companies managed by the Company and in which the Company holds a 50% equity interest with one or more other partners, and (ii) the additional networks operational or under development subsequent to May 8, 1998 (the "New Markets").

   Adelphia Business Solutions is a leading national provider of facilities-based integrated communications services to customers that include businesses, governmental and educational end users and other communications services providers throughout the United States. The Company currently offers a full range of communications services in 53 markets and expects by the end of the year 2000 to be offering services in approximately 115 markets nationwide, including substantially all of the top 40 metropolitan statistical areas in the United States. To serve the Company's customers' broad and expanding communications needs, the Company has assembled a diverse collection of high-bandwidth, local and national network assets. The Company intends to integrate these assets with advanced communications technologies and services in order to provide comprehensive end-to-end communications services over its national network. The Company provides customers with communications services such as local switch dial tone (also known as local phone service), long distance service, high-speed data transmission and Internet connectivity. The Company's customers have a choice of receiving these services separately or as bundled packages which are typically priced at a discount when compared to the price of the separate services.

   In order to take advantage of the improved economic returns and better customer service from providing services "on-net," or over the Company's own network, the Company is in the process of further expanding the reach of its network system nationwide. The Company's Original Markets are principally located in the eastern half of the United States; however, due to the Company's success in operating and expanding these markets the Company is pursuing an aggressive nationwide growth plan. The Company intends to serve 200 total markets nationwide by the end of the year 2001, leveraging the Company's existing and planned switching platforms and inter-city fiber networks. The Company believes that this nationwide footprint will position it to address approximately 65% of the 60 million business access lines nationwide, which currently represent approximately $75 billion in annual revenues. This network system expansion includes the purchase, lease or construction of local fiber optic network facilities and the interconnection of all of the Company's existing and new markets with its own fiber optic facilities. The Company will also implement various technologies including dense wave division multiplexing, or DWDM, to provide greater bandwidth capacity on its local and long-haul network system. Once fully installed, the 33,000 route mile fiber optic backbone will connect each of the Company's local markets. This fully redundant network system will support the Company's full line of communication service offerings.

   The Company has experienced success in the sale of business access lines with approximately 360,205 access lines sold as of December 31, 1999, of which approximately 331,007 lines were installed at such date. This represents an addition of 87,570 access lines sold and 80,202 access lines installed during the quarter ended December 31, 1999 and an addition of 229,856 access lines sold and 224,339 access lines installed during the year ended December 31, 1999. As of December 31, 1999, approximately 55% of these access lines are provisioned on Company owned switches.

Financing Transactions

   On March 2, 1999 Adelphia Business Solutions issued $300 million of 12% Senior Subordinated Notes due 2007 (the "Subordinated Notes"). An entity controlled by members of the Rigas family, controlling stockholders of Adelphia, purchased $100 million of the Subordinated Notes directly from Adelphia Business Solutions at a price equal to the aggregate principal amount less the discount to the initial purchasers. The net proceeds of approximately $295 million were used to fund Adelphia Business Solutions' acquisition of interests held by local partners in certain of its markets and were used to fund capital expenditures and investments in its networks and for general corporate and working capital purposes.

   On October 13, 1999, the Company filed a shelf registration statement with the Securities and Exchange Commission to sell up to $1.5 billion in debt securities, preferred and common stock, depository shares, and other equity securities. This registration statement became effective on October 22, 1999. Proceeds of any sales under this registration statement are expected to be used for general corporate purposes, including capital spending, acquisitions, debt repayment, investments and other purposes, and to facilitate the national expansion.

   On November 30, 1999, Adelphia Business Solutions issued and sold 8,750,000 shares of Class A Common Stock at a price to the public of $30.00 per share, prior to the exercise of any underwriters' over-allotment option. Simultaneously, Adelphia purchased 5,181,350 shares of Class B Common Stock at a price equal to the public offering price less the underwriting discount for the Class A Common Stock. The net proceeds of approximately $403 million will be used to fund the expansion of Adelphia Business Solutions' existing markets and to build new markets. At December 31, 1999, Adelphia owned approximately 60% of the Adelphia Business Solutions' outstanding common stock and approximately 90% of the total voting power.

Acquisitions of Partner Interests

   During March 1999, Adelphia Business Solutions consummated purchase agreements with subsidiaries of Multimedia, Inc. and MediaOne of Colorado Inc. to acquire their respective interests in our jointly owned networks located in the Wichita, KS, Jacksonville, FL and Richmond, VA markets for an aggregate of approximately $89.8 million. The agreements increased the Company's ownership interest in each of these networks to 100%. The acquisitions were accounted for under the purchase method of accounting. Accordingly, the financial results of the acquired networks are included in the consolidated results of Adelphia Business Solutions effective from the date acquired.

   During June 1999, the Company consummated a purchase agreement with Entergy Corporation ("Entergy"), the parent of its local partner in the Baton Rouge, LA, Little Rock, AR, and Jackson, MS markets, whereby Entergy received approximately $36.5 million for its ownership interests in these markets. The agreements increased the Company's ownership interest in each of these networks to 100%. The acquisitions were accounted for under the purchase method of accounting. Accordingly, the financial results of the acquired networks are included in the consolidated results of Adelphia Business Solutions effective from the date acquired.

   On March 21, 2000, the Company entered into a purchase agreement with Allegheny Communications Connect, Inc. ("Allegheny") to acquire Allegheny's 50% interest in the jointly owned network in State College, Pennsylvania, and to make certain changes to the fiber lease agreement with Allegheny for this network. The consideration to be paid to Allegheny under the purchase agreement is 330,000 shares of the Company's Class A common stock. The consummation of this transaction is subject to certain regulatory approvals and customary closing conditions.

Results of Operations

   Change of Year End. On March 30, 1999, the Board of Directors of Adelphia Business Solutions approved a change in the Company's fiscal year from March 31 to December 31. The decision was made to conform to general industry practice and for administrative purposes. The change became effective for the nine months ended December 31, 1998.

Twelve months ended December 31, 1999 in comparison with twelve months ended December 31, 1998

   Revenues increased 290% to $154.6 million for the twelve months ended December 31, 1999, from $39.6 million in the prior twelve-month period.

                                                                     Amounts
                                                                  (in thousands)
                                                                  --------------
      The increase is attributable to the following:
      Growth in Original Markets.................................    $75,978
      Acquisition of local partner interests.....................     27,955
      New Markets................................................      9,798
      Management fees............................................      1,247

   The primary sources of revenues, reflected as a percentage of total revenue were as follows:

                                                                 Twelve Months
                                                                     Ended
                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
      Local Service.............................................   53.0%   69.1%
      Dedicated Access..........................................   37.5%   21.1%
      Management Fees...........................................    9.3%    3.2%
      Enhanced Services.........................................     --     3.1%
      Long Distance.............................................    0.1%    1.1%
      Other.....................................................    0.1%    2.3%

   Network operations expense increased 175% to $58.5 million for the twelve months ended December 31, 1999, from $21.3 million in the prior twelve-month period.

                                                                     Amounts
                                                                  (in thousands)
                                                                  --------------
      The increase is attributable to the following:
      Growth in Original Markets.................................    $17,270
      Acquisition of local partner interests.....................      8,381
      New Markets................................................     10,888
      Network Control Center.....................................        701

   The increased number and size of the operations of the networks resulted in increased employee related costs, equipment maintenance costs and expansion costs.

   Selling, general and administrative expense increased 251% to $142.6 million for the twelve months ended December 31, 1999, from $40.6 million in the prior twelve-month period.

                                                                     Amounts
                                                                  (in thousands)
                                                                  --------------
      The increase is attributable to the following:
      Growth in Original Markets.................................    $28,406
      Acquisition of local partner interests.....................     12,242
      New Markets................................................     42,609
      Sales and marketing activities.............................      6,865
      Corporate overhead charges.................................     11,830

   Depreciation and amortization expense increased 110% to $65.2 million during the twelve months ended December 31, 1999, from $31.1 million in the prior twelve-month period primarily as a result of increased depreciation resulting from the higher depreciable asset base at the NOCC and the networks, amortization of deferred financing costs and the acquisition of local partner interests.

   Interest income increased to $19.9 million from $15.6 million in the prior twelve-month period as a result of the payment of interest due to the Company from Telergy as discussed previously, offset by decreases in interest income resulting from lower amounts of cash and cash equivalents and U.S. Government securities.

   Interest income--affiliate remained relatively unchanged at $8.5 million compared to $8.4 million in the prior twelve-month period.

   Interest expense increased 43% to $74.3 million for the twelve months ended December 31, 1999, from $52.0 million in the prior twelve-month period as a result of the issuance of the 12% Senior Subordinated Notes due 2007 discussed previously, partially offset by an increase in the amount of interest capitalized on projects under construction in 1999.

   Equity in net loss of joint ventures decreased by 41% to $7.8 million for the twelve months ended December 31, 1999, from $13.3 million in the prior twelve-month period as a result of the consolidation of several joint ventures resulting from the purchase of the local partners' interests, and the maturing of the remaining joint venture networks. The decreased net losses of the joint ventures were primarily the result of increased revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks.

   The number of non-consolidated joint venture networks paying management fees to the Company decreased from eight at December 31, 1998 to four at December 31, 1999. These networks paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $4.9 million for the twelve months ended December 31, 1999, an increase of approximately $1.2 million over the prior twelve-month period. The non-consolidated networks' net losses, including networks under construction, for the twelve months ended December 31, 1998 and 1999 aggregated approximately $28.4 million and $15.2 million respectively.

   Preferred stock dividends increased 14% to $31.6 million during the twelve months ended December 31, 1999 from $27.7 million during the prior twelve-month period. The increase was due to a higher outstanding preferred stock base resulting from the payment of dividends in additional shares of preferred stock.

Nine Months Ended December 31, 1998 in Comparison with Nine months Ended December 31, 1997

   Revenues increased 300% to $34.8 million for the nine months ended December 31, 1998, from $8.7 million for the same period in the prior fiscal year. Growth in revenues of $26.1 million resulted from an increase in revenues from majority and wholly-owned networks of approximately $27.2 million as compared to the same period in the prior fiscal year due to the continued expansion of the Company's customer base, its success in the roll out of switched services and the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks. Management fees from non-consolidated subsidiaries decreased $1.1 million as compared to the same period in the prior fiscal year primarily due to the consolidation of the above mentioned networks.

   Network operations expense increased 255% to $18.7 million for the nine months ended December 31, 1998 from $5.3 million for the same period in the prior fiscal year. The increase was attributable to the expansion of operations at the NOCC, and the increased number and size of the operations of the networks which resulted in increased employee related costs and equipment maintenance costs and the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks.

   Selling, general and administrative expense increased 288% to $35.3 million for the nine months ended December 31, 1998 from $9.1 million for the same period in the prior fiscal year. The increase was due primarily to increased expense associated with the network expansion plan, an increase in the sales force in the Original Markets and an increase in corporate overhead costs to accommodate the growth in the number, size and operations of the networks managed and monitored by the Company, as well as the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks.

   Depreciation and amortization expense increased 280% to $26.7 million during the nine months ended December 31, 1998 from $7.1 million for the same period in the prior fiscal year primarily as a result of increased amortization of deferred financing costs and increased depreciation resulting from the higher depreciable asset base at the NOCC and the majority and wholly owned networks and the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks.

   Interest income for the nine months ended December 31, 1998 increased 33% to $10.2 million from $7.7 million for the same period in the prior fiscal year as a result of increased cash and cash equivalents and U.S. Government securities due to the investment of the proceeds of the 12 1/4% Senior Secured Notes, the 12 7/8% Senior Exchangeable Redeemable Preferred Stock and the Company's initial public offering of Class A common stock, partially offset by demand advances made to Adelphia.

   Interest income--affiliate for the nine months ended December 31, 1998 increased to $8.4 million from $0.3 million as a result of demand advances made to Adelphia during the current period.

   Interest expense increased 8% to $38.6 million during the nine months ended December 31, 1998 from $35.9 million for the same period in the prior fiscal year. The increase was attributable to the interest on the 12 1/4% Senior Secured Notes partially offset by the reduction of interest expense associated with the reduced amounts payable to Adelphia and higher interest capitalized on networks under construction.

   Equity in net loss of joint ventures increased to $9.6 million during the nine months ended December 31, 1998 from $9.3 million for the same period in the prior fiscal year. The net losses of the nonconsolidated networks for the nine months ended December 31, 1998 were primarily the result of increased revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network. The increase was partially offset by the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg networks for the current period.

   The number of non-consolidated networks paying management fees to the Company was eight at December 31, 1998. These networks and networks under construction paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $2.7 million for the nine months ended December 31, 1998, as compared with $3.8 million for the same period in the prior fiscal year. The non-consolidated networks' net losses, including networks under construction, for the nine months ended December 31, 1997 and 1998 aggregated approximately $13.7 million and $22.3 million respectively.

   Preferred stock dividends increased by 264% to $21.1 million for the nine months ended December 31, 1998 from $5.8 million for the same period in the prior fiscal year. The increase is due to the preferred stock which was issued in October 1997.

Supplementary Network Financial Analysis

   The Company believes that historically, working with Local Partners to develop markets has enabled the Company to build larger networks in a rapid and more cost effective manner than it could have on its own. The Company currently has joint ventures covering four networks with Local Partners where the Company owns 50% of each joint venture. As a result of the Company's historic ownership position in these and other joint ventures, a substantial portion of the networks' historic results have been reported by the Company on the equity method of accounting for investments which only reflects the Company's pro rata share of net income or loss of the networks. Because of the recently completed partner roll-ups, management of the Company believes this historical presentation of the assets, liabilities and results of operations of the Company does not represent a complete measure of the financial position, growth or operations of the Company.

   In order to provide an additional measure of the financial position, growth and performance of the Company and its networks, management of the Company analyzes financial information of the consolidated networks and the non-consolidated joint venture networks on a combined basis. This combined financial presentation in the table below reflects Adelphia Business Solutions' consolidated financial position and results of operations adjusted for the inclusion of certain networks (Richmond, Jacksonville and Wichita) which were purchased in March 1999 (the "Adjusted Operating Results") combined with the non-consolidated joint ventures' results of operations. All combined results of operations in the table below are presented as if Adelphia Business Solutions consolidated all networks which were involved in the partnership roll-ups during the entire period presented. This financial information, however, is not indicative of the Company's overall historical financial position or results of operations.

                           Year ended December 31, 1999       Year ended December 31, 1998
                         --------------------------------   ---------------------------------
                              (dollars in thousands)             (dollars in thousands)
                                      Adjusted                           Adjusted
                           Adjusted     Joint                 Adjusted     Joint
                         Consolidated  Venture  Combined    Consolidated  Venture   Combined
                          Operating   Operating Operating    Operating   Operating  Operating
                           Results     Results   Results      Results     Results    Results
                         ------------ --------- ---------   ------------ ---------  ---------
Revenues................   $159,803    $38,524  $198,327      $ 55,925    $11,231   $ 67,156
Direct Operating
 Expenses...............     60,346     11,764    72,110        26,664      6,634     33,298
                           --------    -------  --------      --------    -------   --------
Gross Margin............     99,457     26,760   126,217        29,261      4,597     33,858
Gross Margin
 Percentage.............       62.2%      69.5%     63.6%         52.3%      40.9%      50.4%
Selling, General and
 Administrative
 Expenses...............    144,531     20,086   164,617        45,800     12,471     58,271
                           --------    -------  --------      --------    -------   --------
EBITDA (a)..............    (45,074)     6,674   (38,400)      (16,539)    (7,874)   (24,413)
                           --------    -------  --------      --------    -------   --------
EBITDA Percentage of
 Revenues...............      (28.2%)     17.3%    (19.4%)       (29.6%)    (70.1%)    (36.4%)

                              December 1999 Year vs.
                                December 1998 Year
                         --------------------------------
                                        Joint
                         Consolidated  Venture  Combined
                          Operating   Operating Operating
                           Results     Results   Results
                         ------------ --------- ---------
% Change Comparison
Revenues................    185.7%      243.0%    195.3%
Direct Operating
 Expenses...............    126.3%       77.3%    116.6%
                            -----       -----     -----
Gross Margin............    239.9%      482.1%    272.8%
Selling, General and
 Administrative
 Expenses...............    215.6%       61.1%    182.5%
                            -----       -----     -----
EBITDA (a)..............    NM(b)       NM(b)     (57.3%)

--------
(a) EBITDA and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.

(b)  Not meaningful

Liquidity and Capital Resources

   The development of the Company's business and the installation and expansion of the networks, as well as the development of the markets, combined with the construction and expansion of the Company's NOCC, have resulted in substantial capital expenditures and investments during the past several years. Capital expenditures by the Company were $146.8 million and $453.2 million for the nine months ended December 31, 1998 and the twelve months ended December 31, 1999, respectively. Further, investments made by the Company in nonconsolidated networks and in LMDS licenses were $69.0 million and $24.5 million for the nine months ended December 31, 1998 and the year ended December 31, 1999, respectively. The significant increase in capital expenditures for the year ended December 31, 1999 is largely attributable to capital expenditures necessary to develop the Original Markets and the New Markets, as well as the fiber purchases to interconnect the networks. The Company expects that it will continue to incur substantial capital expenditures in this development effort. The Company also expects to continue to fund operating losses as the Company develops and grows its business. For information regarding recent transactions affecting the Company's liquidity and capital resources, see "Financing Transactions" and "Acquisitions of Partners Interests" above.

   The Company has experienced negative operating and investing cash flow since its inception. A combination of operating losses, substantial capital investments required to build the Company's networks and its state-of-the-art NOCC, and incremental investments in the joint ventures has resulted in substantial negative cash flow.

   Expansion of the Company's Original Markets and services and the development of New Markets and additional networks and services requires significant capital expenditures. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and Original Markets, (iii) the design, construction and development of New Markets and (iv) the acquisition of additional ownership interests in the Original Markets. The Company has made substantial capital investments and investments in joint ventures in connection with the installation of 5ESS switches or remote switching modules in all of its Original Markets and plans to install regional super switches in certain key New Markets when such New Markets are operational. To date, the Company has installed switches in all of its Original Markets and plans to provide such services in all of its New Markets on a standard switching platform based on Lucent 5 switch technology. In addition, the Company intends to increase spending on marketing and sales significantly in the foreseeable future in connection with the expansion of its sales force and marketing efforts generally. The Company also plans to purchase its partners' interest in the joint ventures when it can do so at attractive economic terms. The Company estimates that, in addition to the cash and cash equivalents on hand, demand loans to Adelphia and the U.S. government securities pledged as of December 31, 1999, a total of approximately $500 million will be required to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the joint ventures from January 1, 2000 through the quarter ending December 31, 2000.

   In addition, there can be no assurance (i) that the Company's future cash requirements will not vary significantly from those presently planned due to a variety of factors including acquisition of additional networks, continued acquisition of increased ownership in its networks, material variances from expected capital expenditure requirements for Original Markets and New Markets and development of the LMDS spectrum, or (ii) that anticipated financings, Local Partner investments and other sources of capital will become available to the Company on economically attractive terms or at all. In addition, it is possible that expansion of the Company's networks may include the geographic expansion of the Company's existing clusters and the development or acquisition of other new markets not currently planned.

   The Company will need substantial additional funds to fully fund its business plan. The Company expects to fund its capital requirements through existing resources, credit facilities and vendor financings at the Company and joint venture levels, internally generated funds, equity invested by Local Partners in joint ventures and additional debt or equity financings, as appropriate, and expects to fund any potential additional purchase of partnership interests of Local Partners through existing resources, internally generated funds and additional debt or equity financings, as appropriate. There can be no assurances, however, that the Company will be successful in generating sufficient cash flow or in raising sufficient debt or equity capital on terms that it will consider acceptable, or at all.

Recent Accounting Pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management of the Company has not completed its evaluation of the impact of the impact of SFAS No. 133 on the Company's financial statements. In July 1999, SFAS No. 137 was issued to delay the effective date of SFAS No. 133 to fiscal quarters of fiscal years beginning after June 15, 2000.

Impact of Inflation

   The Company does not believe that inflation has had a significant impact on the Company's consolidated operations or on the operations of the joint ventures in the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
                             (Dollars in thousands)

   The Company uses fixed rate debt to fund its working capital requirements, capital expenditures and acquisitions. These debt arrangements expose the Company to market risk related to changes in interest rates. The table below summarizes the fair values and contract terms of the Company's financial instruments subject to interest rate risk as of December 31, 1999.

                                   Expected Maturity
                          ---------------------------------------                           Fair
                          2000   2001   2002     2003      2004    Thereafter   Total      Value
                          -----  -----  -----  --------  --------  ---------- ---------- ----------
Debt....................  $  --  $  --  $  --  $303,840  $250,000   $560,848  $1,114,688 $1,120,837
Fixed Rate
 Average Interest Rate..  12.53% 12.53% 12.53%    12.42%    12.61%     12.61%

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   The consolidated financial statements and related notes thereto and independent auditors' report follow.

                          INDEPENDENT AUDITORS' REPORT

Adelphia Business Solutions, Inc.:

   We have audited the accompanying consolidated balance sheets of Adelphia Business Solutions, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, of common stock and other stockholders' equity (deficiency) and of cash flows for the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Adelphia Business Solutions, Inc. and subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 1, 2000

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (Dollars in thousands except per share amounts)

                                                              December 31,
                                                          ---------------------
                                                            1998        1999
                                                          ---------  ----------
ASSETS:
Current assets:
  Cash and cash equivalents.............................  $ 242,570  $    2,133
  Due from parent--net..................................      4,950     392,629
  Due from affiliates--net..............................      1,078       6,230
  Accounts receivable--net..............................     14,221      68,075
  Other current assets..................................      1,362       9,852
                                                          ---------  ----------
    Total current assets................................    264,181     478,919
U.S. government securities--pledged.....................     58,054      29,899
Investments.............................................    112,328      44,066
Property, plant and equipment--net......................    374,702     943,756
Other assets--net.......................................     27,077      67,063
                                                          ---------  ----------
    Total...............................................  $ 836,342  $1,563,703
                                                          =========  ==========
LIABILITIES, PREFERRED STOCK, COMMON STOCK AND OTHER
 STOCKHOLDERS' EQUITY (DEFICIENCY):
Current liabilities:
  Accounts payable......................................  $  20,386  $  150,151
  Accrued interest and other liabilities................     19,142      27,595
                                                          ---------  ----------
    Total current liabilities...........................     39,528     177,746
13% Senior Discount Notes due 2003......................    220,784     253,860
12 1/4% Senior Secured Notes due 2004...................    250,000     250,000
12% Senior Subordinated Notes due 2007..................         --     300,000
Other debt..............................................     23,325      41,318
                                                          ---------  ----------
    Total liabilities...................................    533,637   1,022,924
                                                          ---------  ----------
12 7/8% Senior Exchangeable Redeemable Preferred Stock..    228,674     260,848
                                                          ---------  ----------
Commitments and contingencies (Note 7)
Common stock and other stockholders' equity
 (deficiency):
  Class A common stock, $0.01 par value, 800,000,000
   shares authorized, 22,376,071 and 34,066,587 shares
   outstanding, respectively............................        224         341
  Class B common stock, $0.01 par value, 400,000,000
   shares authorized, 32,314,761 and 35,371,458 shares
   outstanding, respectively............................        323         354
  Additional paid in capital............................    286,782     666,021
  Class B common stock warrants.........................      4,483       2,177
  Unearned stock compensation...........................         --      (5,715)
  Accumulated deficit...................................   (217,781)   (383,247)
                                                          ---------  ----------
    Total common stock and other stockholders' equity
     (deficiency).......................................     74,031     279,931
                                                          ---------  ----------
    Total...............................................  $ 836,342  $1,563,703
                                                          =========  ==========

                See notes to consolidated financial statements.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (Amounts in thousands except per share amounts)

                                                      Nine Months
                                           Year Ended    Ended      Year Ended
                                           March 31,  December 31, December 31,
                                              1998        1998         1999
                                           ---------- ------------ ------------
Revenues.................................   $ 13,510    $ 34,776    $ 154,575
                                            --------    --------    ---------
Operating expenses:
  Network operations.....................      7,804      18,709       58,525
  Selling, general and administrative....     14,314      35,341      142,615
  Depreciation and amortization..........     11,477      26,671       65,244
                                            --------    --------    ---------
    Total................................     33,595      80,721      266,384
                                            --------    --------    ---------
Operating loss...........................    (20,085)    (45,945)    (111,809)
Other income (expense):
  Interest income........................     13,304      10,233       19,933
  Interest income--affiliate.............         --       8,395        8,483
  Interest expense.......................    (49,334)    (38,638)     (74,314)
  Other income...........................         --       1,113           --
                                            --------    --------    ---------
Loss before income taxes, equity in net
 loss of joint ventures and extraordinary
 gain....................................    (56,115)    (64,842)    (157,707)
Income tax expense.......................         --          --           (1)
                                            --------    --------    ---------
Loss before equity in net loss of joint
 ventures and extraordinary gain.........    (56,115)    (64,842)    (157,708)
Equity in net loss of joint ventures.....    (12,967)     (9,580)      (7,758)
                                            --------    --------    ---------
Loss before extraordinary gain...........    (69,082)    (74,422)    (165,466)
Extraordinary gain on repurchase of
 debt....................................         --         237           --
                                            --------    --------    ---------
Net loss.................................    (69,082)    (74,185)    (165,466)
Dividend requirements applicable to
 preferred stock.........................    (12,409)    (21,117)     (31,618)
                                            --------    --------    ---------
Net loss applicable to common
 stockholders............................   $(81,491)   $(95,302)   $(197,084)
                                            ========    ========    =========
Basic and diluted net loss per weighted
 average share of common stock before
 extraordinary gain......................   $  (2.33)   $  (1.81)   $   (3.47)
Basic and diluted extraordinary gain on
 repurchase of debt per weighted average
 share of common stock...................         --        0.01           --
                                            --------    --------    ---------
Basic and diluted net loss per weighted
 average share of common stock...........   $  (2.33)   $  (1.80)   $   (3.47)
                                            ========    ========    =========
Weighted average shares of common stock
 outstanding.............................     34,986      53,035       56,739
                                            ========    ========    =========


                See notes to consolidated financial statements.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF COMMON STOCK
                  AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY)

                (Dollars in thousands except per share amounts)

                          Class  Class             Class A   Class B             Unearned
                            A      B    Additional  Common    Common   Loans to   Stock     Accum-
                          Common Common  Paid-in    Stock     Stock     Stock-   Compen-    ulated
                          Stock  Stock   Capital   Warrant   Warrants  holders    sation    Deficit     Total
                          ------ ------ ---------- --------  --------  --------  --------  ---------  ---------
Balance, March 31,
 1997...................   $  3   $325   $    153  $     --  $11,087   $(3,000)  $    --   $ (58,822) $ (50,254)
 Issuance of Class A
  common stock warrant..     --     --         --    13,000       --        --        --          --     13,000
 Dividend requirements
  applicable to
  preferred stock.......     --     --         --        --       --        --        --     (12,409)   (12,409)
 Other..................     --     --         --        --       --        --        --        (273)      (273)
 Issuance of Class A
  common stock bonus....      1     --         26        --       --        --        --          --         27
 Net loss...............     --     --         --        --       --        --        --     (69,082)   (69,082)
                           ----   ----   --------  --------  -------   -------   -------   ---------  ---------
Balance, March 31,
 1998...................      4    325        179    13,000   11,087    (3,000)       --    (140,586)  (118,991)
 Proceeds from issuance
  of Class A common
  stock.................    129     --    190,731        --       --        --        --          --    190,860
 Proceeds from issuance
  of Class A common
  stock to Adelphia.....     33     --     49,827        --       --        --        --          --     49,860
 Exercise of Class A
  common stock warrant..      7     --     12,993   (13,000)      --        --        --          --         --
 Conversion of note and
  payables to Adelphia
  to Class A common
  stock.................     36     --     44,222        --       --        --        --          --     44,258
 Exercise of Class B
  common stock
  warrants..............     --      8      6,596        --   (6,604)       --        --          --         --
 Conversion of Class B
  common stock to Class
  A common stock........     10    (10)        --        --       --        --        --          --         --
 Repayment of loan to
  stockholders..........     --     --         --        --       --     3,000        --          --      3,000
 Dividend requirements
  applicable to
  preferred stock.......     --     --    (18,168)       --       --        --        --      (2,949)   (21,117)
 Other..................     --     --       (353)       --       --        --        --         (61)      (414)
 Issuance of Class A
  common stock bonus....      5     --        755        --       --        --        --          --        760
 Net loss...............     --     --         --        --       --        --        --     (74,185)   (74,185)
                           ----   ----   --------  --------  -------   -------   -------   ---------  ---------
Balance December 31,
 1998...................    224    323    286,782        --    4,483        --        --    (217,781)    74,031
 Proceeds from issuance
  of Class A common
  stock.................     88     --    252,766        --       --        --        --          --    252,854
 Proceeds from issuance
  of Class B common
  stock.................     --     52    149,948        --       --        --        --          --    150,000
 Exercise of Class B
  common stock
  warrants..............     --      3      2,303        --   (2,306)       --        --          --         --
 Conversion of Class B
  common stock to Class
  A common stock........     24    (24)        --        --       --        --        --          --         --
 Unearned stock
  compensation..........      4     --      6,396        --       --        --    (5,715)         --        685
 Dividend requirements
  applicable to
  preferred stock.......     --     --    (31,618)       --       --        --        --          --    (31,618)
 Other..................      1     --       (556)       --       --        --        --          --       (555)
 Net loss...............     --     --         --        --       --        --        --    (165,466)  (165,466)
                           ----   ----   --------  --------  -------   -------   -------   ---------  ---------
Balance December 31,
 1999...................   $341   $354   $666,021  $     --  $ 2,177   $    --   $(5,715)  $(383,247) $ 279,931
                           ====   ====   ========  ========  =======   =======   =======   =========  =========

                See notes to consolidated financial statements.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                              Year     Nine Months
                                              Ended       Ended      Year Ended
                                            March 31,  December 31, December 31,
                                              1998         1998         1999
                                            ---------  ------------ ------------
Cash flows from operating activities:
  Net loss................................  $ (69,082)  $ (74,185)   $(165,466)
  Adjustments to reconcile net loss to net
   cash (used in) provided by operating
   activities:
    Depreciation..........................      9,038      23,838       59,430
    Amortization..........................      2,439       2,833        5,814
    Equity in net loss of joint ventures..     12,967       9,580        7,758
    Non-cash interest expense.............     34,038      23,857       33,076
    Noncash stock compensation............         27         761          685
    Extraordinary gain on repurchase of
     debt.................................         --        (237)          --
    Changes in operating assets and
     liabilities, net of effects of
     acquisitions:
      Other assets--net...................     (5,302)    (15,533)     (62,580)
      Accounts payable....................      6,023       9,862      127,697
      Accrued interest and other
       liabilities........................      3,519      10,414       11,071
                                            ---------   ---------    ---------
Net cash (used in) provided by operating
 activities...............................     (6,333)     (8,810)      17,485
                                            ---------   ---------    ---------
Cash flows from investing activities:
  Net cash used for acquisitions..........    (65,968)         --     (129,118)
  Expenditures for property, plant and
   equipment..............................    (68,629)   (146,752)    (453,206)
  Repayment of senior secured note........         --          --       20,000
  Investments in joint ventures...........    (64,260)    (69,018)     (24,496)
  Investments in U.S. government
   securities--pledged....................    (83,400)         --           --
  Sale of U.S. government securities--
   pledged................................     15,653      15,312       30,626
                                            ---------   ---------    ---------
Net cash used in investing activities.....   (266,604)   (200,458)    (556,194)
                                            ---------   ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of preferred
   stock..................................    194,522          --           --
  Proceeds from issuance of Class A common
   stock..................................         --     255,462      262,500
  Proceeds from issuance of Class B common
   stock..................................         --          --      150,000
  Proceeds from sale and leaseback of
   equipment..............................     14,876          --           --
  Proceeds from debt......................    250,000          --      300,000
  Repayments of debt......................     (2,326)    (19,868)      (5,668)
  Costs associated with debt financing....    (12,664)         --       (6,180)
  Costs associated with issuance of common
   stock..................................         --     (14,742)      (9,646)
  Repayment of loans from stockholders....         --       3,000           --
  Advances to affiliates..................       (535)     (2,764)    (392,734)
                                            ---------   ---------    ---------
Net cash provided by financing
 activities...............................    443,873     221,088      298,272
                                            ---------   ---------    ---------
Increase (decrease) in cash and cash
 equivalents..............................    170,936      11,820     (240,437)
Cash and cash equivalents, beginning of
 period...................................     59,814     230,750      242,570
                                            ---------   ---------    ---------
Cash and cash equivalents, end of period..  $ 230,750   $ 242,570    $   2,133
                                            =========   =========    =========

                See notes to consolidated financial statements.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars in thousands except per share amounts)

(1) The Company and Summary of Significant Accounting Policies

Organization and Business

   The consolidated financial statements include the accounts of Adelphia Business Solutions, Inc. and its more than 50% owned subsidiaries ("Adelphia Business Solutions" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company was formed in 1991 and is a majority owned subsidiary of Adelphia Communications Corporation ("Adelphia"). On October 25, 1999, the stockholders of the Company elected to change the name of the Company from Hyperion Telecommunications, Inc. to Adelphia Business Solutions, Inc. With this decision, management believes the strengths of Adelphia and the Company are further aligned to develop a single brand in the communications marketplace.

   On March 30, 1999, Adelphia Business Solutions elected to change its fiscal year from March 31 to December 31. The decision was made to conform to general industry practice and for administrative purposes. The change became effective for the nine months ended December 31, 1998.

   On May 8, 1998, the Company issued and sold 12,500,000 shares of Class A common stock at a price to the public of $16.00 per share (the "IPO"). Simultaneously with the closing of the IPO, the Company issued and sold an additional 3,324,001 shares of Class A common stock to Adelphia at a purchase price of $15.00 per share (or an aggregate of approximately $49,900). In addition, at such closing, the Company issued 3,642,666 shares of Class A common stock to Adelphia in exchange for certain of the Company's indebtedness and payables with a carrying value of $44,258 owed to Adelphia at a purchase price of $15.00 per share (or an aggregate of $54,600). In a related transaction, on June 5, 1998, the Company issued and sold 350,000 shares of Class A common stock at the $16.00 IPO price pursuant to the underwriters' over-allotment option in the IPO.

   On November 30, 1999, the Company issued and sold 8,750,000 shares of Class A common stock at a price to the public of $30.00 per share. Simultaneously with the closing of this transaction, the Company issued and sold 5,181,350 shares of Class B common stock to Adelphia at a purchase price of $28.95 per share.

   At December 31, 1999, Adelphia owned approximately 60% of Adelphia Business Solutions' outstanding common stock and held approximately 90% of the total voting rights.

   The Company is a leading national provider of facilities-based integrated communications services to customers that include businesses, governmental and educational end users and other communications services providers throughout the United States. The Company currently offers a full range of communications services in 53 markets and expects by the end of the year 2000 to be offering services in approximately 115 markets nationwide, including substantially all of the top 40 metropolitan statistical areas in the United States. To serve its customers' broad and expanding communications needs, the Company has assembled a diverse collection of high-bandwidth, local and national network assets. The Company intends to integrate these assets with advanced communications technologies and services in order to provide comprehensive end-to-end communications services over our own national network. The Company provides customers with communications services such as local switch dial tone (also known as local phone service), long distance service, high-speed data transmission and Internet connectivity. The Company offers its customers a choice of receiving these services separately or as a bundled packages which are typically priced at a discount when compared to the price of the separate services.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

   To develop the original markets and the new markets, as well as the fiber purchases to interconnect the networks, the Company expects that it will continue to incur substantial capital expenditures. A total of approximately $500,000 will be required fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the joint ventures from January 1, 2000 through December 31, 2000. The Company will need substantial additional funds to fully fund its business plan. The Company expects to fund its capital requirements through existing resources, credit facilities and vendor financings at the Company and joint venture levels, internally generated funds, equity invested by local partners in joint ventures and additional debt or equity financings, as appropriate, and expects to fund any potential additional purchase of partnership interest of local partners through existing resources, internally generated funds and additional debt or equity financings, as appropriate. There can be no assurances, however, that the Company will be successful in generating sufficient cash flow or in raising sufficient debt or equity capital on terms that it will consider acceptable, or at all.

   Joint ventures in which the Company does not have a majority interest are accounted for under the equity method of accounting.

Acquisitions of Partner Interests

   On September 12, 1997, the Company consummated an agreement with Time Warner Entertainment--Advance/Newhouse ("TWEAN") to exchange interests in four New York CLEC networks. As a result of the transaction, the Company paid TWEAN $7,638 and increased its ownership in the networks serving Buffalo and Syracuse, New York to 60% and 100%, respectively, and eliminated its interest in the Albany and Binghamton networks, which became wholly owned by TWEAN.

   On February 12, 1998, the Company purchased additional partnership interests in Louisville Lightwave (Louisville and Lexington), NHT Partnership (Buffalo), New Jersey Fiber Technologies and Hyperion of Harrisburg. As a result, the Company's ownership in these networks increased to 100%. The aggregate purchase price was comprised of approximately $45,000 in cash and a warrant for 731,624 shares of the Company's Class A common stock. (See Note 6.) In addition, Hyperion paid certain amounts related to fiber lease financings upon consummation of the purchase of the additional partnership interests.

   During March 1999, Adelphia Business Solutions consummated purchase agreements with subsidiaries of Multimedia, Inc. and MediaOne of Colorado Inc. to acquire their respective interests in jointly owned networks located in the Wichita, KS, Jacksonville, FL and Richmond, VA markets for an aggregate of approximately $89,750. The agreements increased the Company's ownership interest in each of these networks to 100%.

   During June 1999, the Company consummated a purchase agreement with Entergy Corporation ("Entergy"), the parent of its local partner in the Baton Rouge, LA, Little Rock, AR, and Jackson, MS markets, whereby Entergy received approximately $36,518 for its ownership interests in these markets. The agreements increased the Company's ownership interest in each of these networks to 100%.

   All of the acquisitions described above were accounted for using the purchase method. Accordingly, the financial results of each acquisition have been included in the Company's consolidated financial statements from the date acquired.

   The following unaudited financial information of the Company assumes that each of the transactions described above had occurred on April 1, 1997.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

                                     Year Ended Nine Months Ended  Year Ended
                                     March 31,    December 31,    December 31,
                                        1998          1998            1999
                                     ---------- ----------------- ------------
Revenues............................  $ 28,061      $ 49,156       $ 162,138
Net loss............................   (80,293)      (79,745)       (169,282)
Net loss applicable to common
 stockholders.......................   (92,179)      (98,572)       (198,924)
Basic and diluted net loss per
 weighted average
 share of common stock..............  $  (2.63)     $  (1.86)      $   (3.51)

Cash and cash equivalents

   Cash and cash equivalents consist of highly liquid instruments with an initial maturity date of three months or less.

U.S. Government Securities--Pledged

   U.S. Government Securities--Pledged consist of highly liquid investments which will be used to pay the first six semi-annual interest payments of the 12 1/4% Senior Secured Notes. Such investments are classified as held-to-maturity and the carrying value approximates market value.

Accounts Receivable

   An allowance for doubtful accounts of $1,128 and $9,640 is recorded as a reduction of accounts receivable at December 31, 1998 and 1999, respectively.

Property, Plant and Equipment

   Property, plant and equipment is stated at cost less accumulated depreciation. Costs capitalized include amounts directly associated with network engineering, design and construction.

   Provision for depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

   The estimated useful lives of the Company's principal classes of property, plant and equipment are as follows:

Telecommunications networks......................................... 10-20 years
Network monitoring and switching equipment..........................  5-10 years
Fiber optic use rights..............................................    15 years
Other...............................................................  3-10 years

Revenue Recognition

   The Company recognizes revenue from communications services in the month the related service is provided. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned. The Company recognizes revenues related to management and network monitoring of the joint ventures in the month that the related services are provided. Reciprocal compensation revenue is an element of switched service revenue, which represents compensation from Local Exchange Carriers ("LECs") for local exchange traffic originated by other LECs terminated on the Company's facilities. Adelphia Business

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

Solutions recognizes revenue based upon established contracts with the LECs and has established a reserve for a portion of those revenues that are under dispute.

Significant Customers

   During the year ended March 31, 1998, Adelphia Business Solutions' sales to AT&T and MCI WorldCom represented 18.3% and 14.5% of total revenues, respectively. During the nine months ended December 31, 1998, Adelphia Business Solutions' sales to AT&T and Bell Atlantic represented 11.4% and 10.1% of total revenues, respectively. During the year ended December 31, 1999, Adelphia Business Solutions' sales to AT&T and Bell Atlantic represented 8.8% and 14.7% of total revenues, respectively.

Basic and Diluted Net Loss per Weighted Average Share of Common Stock

   Basic net loss per weighted average share of common stock is computed based upon the weighted average number of common shares and warrants outstanding during the period. Diluted net loss per common share is equal to basic net loss per common share because the Adelphia Warrant discussed in Note 6 had an antidilutive effect for the periods presented; however, the Adelphia Warrant could have a dilutive effect on earnings per share in future periods. A warrant to purchase 731,624 shares of Class A common stock and Class B common stock warrants to purchase shares of Class B common stock have been included as shares outstanding for purposes of the calculation of both basic and diluted net loss per share for, the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999.

Other Assets--net

   Deferred debt financing costs, included in other assets, are amortized over the term of the related debt. The unamortized amounts of deferred debt financing costs at December 31, 1998 and 1999 were $14,606 and $17,434, respectively. Included in other assets at December 31, 1998 is a Senior Secured Note (See Note 3). Included in other assets at December 31, 1999 is $44,605 relating to 195 31-Ghz licenses, which cover approximately 30% of the nation's population. These licenses are a spectrum for a fixed wireless technology known as local multipoint distribution service ("LMDS").

Asset Impairments

   Adelphia Business Solutions periodically reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

Financial Instruments

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of the Company's customer base among different customers and geographic areas.

   The Company's financial instruments include cash and cash equivalents, notes payable and redeemable preferred stock. The fair value of the notes payable exceeded carrying value by approximately $12,016 and

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

$52,058 at December 31, 1998 and 1999, respectively. The carrying value of the redeemable preferred stock exceeded the fair value by approximately $23,938 at December 31, 1998 and was equal to the fair value at December 31, 1999. The fair values of the financial instruments were based upon quoted market prices.

Non-cash Financing and Investing Activities

   Capital leases entered into during the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999 totaled $24,500, $1,155 and $5,772, respectively (See Note 5). Dividend requirements applicable to preferred stock were satisfied by the issuance of an additional 6,860, 20,624 and 30,733 shares of such preferred stock during the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999, respectively (See Note 5). During the nine months ended December 31, 1998, Adelphia Business Solutions converted the Note Payable-- Adelphia and certain accounts payable into Class A common stock (See Note 1).

Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management of the Company has not completed its evaluation of the impact of SFAS No. 133 on the Company's financial statements. In July 1999, SFAS No. 137 was issued to delay the effective date of SFAS No. 133 to fiscal quarters of fiscal years beginning after June 15, 2000.

Reclassifications

   Certain March 31, 1998 and December 31, 1998 amounts have been reclassified to conform with the presentation for the year ended December 31, 1999.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

(2) Property, Plant and Equipment

   Property, plant and equipment consists of the following:

                                                              December 31,
                                                           --------------------
                                                             1998       1999
                                                           --------  ----------
Telecommunications networks............................... $ 59,764  $  139,248
Network monitoring and switching equipment................  165,697     431,078
Fiber asset under construction (Note 3)...................   11,500          --
Fiber optic use rights....................................   44,109     108,239
Construction in process...................................  123,439     344,439
Other.....................................................    8,282      18,270
                                                           --------  ----------
                                                            412,791   1,041,274
Less accumulated depreciation.............................  (38,089)    (97,518)
                                                           --------  ----------
Total..................................................... $374,702  $  943,756
                                                           ========  ==========

   Additions to property, plant and equipment are recorded at cost which includes amounts for material, applicable labor and overhead and interest. Capitalized interest amounted to $4,271, $9,986 and $23,282 for the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999, respectively.

(3) Investment in Fiber Asset and Senior Secured Note

   On February 20, 1997, the Company entered into several agreements regarding the leasing of dark fiber in New York state in furtherance of its strategy to interconnect its networks in the northeastern United States. Pursuant to these agreements and in consideration of a payment of $20,000, the Company received a $20,000 Senior Secured Note bearing interest at 22 1/2% (subject to reduction upon early repayment of principal) due February 2002 (subject to early redemption options), from Telergy, Inc. ("Telergy"), a right to receive 58,752 shares of Telergy Class A common stock ("Telergy Stock"), and a fully prepaid lease from a Telergy affiliate for an initial lease term of 25 years (with two additional ten-year extensions) for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. As of December 31, 1998, the Company included $11,500 and $8,500 in Property, Plant and Equipment and Other Assets, respectively, as the allocation of the $20,000 payment between the fiber asset and the Senior Secured Note. No amounts were allocated to the Telergy Stock. The allocation reflected the Company's estimate of the relative fair values of the assets acquired.

   On May 15, 1998, Telergy paid the Company $1,000 in exchange for the Telergy Stock and a gain of $1,000 was recorded by the Company, which is included in "other income" in the consolidated statement of operations. On November 10, 1998, the Senior Secured Note was amended to mature on January 20, 2000 in exchange for an indefeasible right to use ("IRU") or long term lease of certain fiber segments in New York City and along Telergy's long haul fiber segments in the northeastern United States and Southeastern Canada.

   During May, 1999, the Company received $32,329 from Telergy for the repayment of the Senior Secured Note. The payment represented $20,000 in principal and $12,329 of interest, which is included in "Interest income" in the consolidated statement of operations.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

(4) Investments

   The equity method of accounting is used to account for investments in joint ventures in which the Company owns less than a majority interest. Under this method, the Company's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or loss of its joint ventures. Dividends or other distributions are recorded as a reduction of the Company's investment. Investments in joint ventures accounted for using the equity method reflect the Company's equity in their underlying net assets.

   The Company's nonconsolidated investments are as follows:

                                              Ownership
                                              Percentage     December 31,
                                              ----------   ------------------
                                                             1998      1999
                                                           --------  --------
MediaOne Fiber Technologies (Jacksonville)...   100.0%(1)  $  8,150  $     --
Multimedia Hyperion Telecommunications
 (Wichita)...................................   100.0%(1)     5,863        --
MediaOne of Virginia (Richmond)..............   100.0%(1)     7,284        --
Entergy Hyperion Telecommunications of
 Louisiana...................................   100.0%(2)     6,714        --
Entergy Hyperion Telecommunications of
 Mississippi.................................   100.0%(2)     7,130        --
Entergy Hyperion Telecommunications of
 Arkansas....................................   100.0%(2)     7,586        --
PECO-Hyperion (Philadelphia).................    50.0%       33,936    42,475
PECO-Hyperion (Allentown, Bethlehem, Easton,
 Reading)....................................    50.0%        7,227     7,425
Hyperion of York.............................    50.0%        5,721     6,525
Allegheny Hyperion Telecommunications........    50.0%        3,043     4,975
Baker Creek Communications...................    49.9%(3)    44,637        --
Other........................................  Various        1,323        --
                                                           --------  --------
                                                            138,614    61,400
Cumulative equity in net losses..............               (26,286)  (17,334)
                                                           --------  --------
Total Investments............................              $112,328  $ 44,066
                                                           ========  ========

--------
(1) As discussed in Note 1, the Company has consummated agreements which increased its ownership to 100% in these networks during March 1999.

(2) As discussed in Note 1, the Company has consummated an agreement which increased its ownership to 100% in these networks during June 1999.

(3) On March 24, 1998, the Federal Communications Commission ("FCC") completed the auction of licenses for LMDS. The Company, through Baker Creek Communications, was the successful bidder for 195 31-Ghz licenses, which cover approximately 30% of the nation's population--in excess of 83 million people in the eastern half of the United States. In connection with the FCC's full review of all bids and the granting of final licenses it was concluded that the Company, through Baker Creek Communications, would acquire the entire interest in the 195 licenses for a total cost of approximately $44,605, all of which was paid as of October 26, 1998. On September 30, 1999, the FCC granted the Company's request to transfer, and the Company transferred the licenses from Baker Creek Communications to a wholly owned subsidiary of the Company. The licenses are included in Other assets--net on the consolidated balance sheet at December 31, 1999 (See
     Note 1).

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

   Summarized unaudited combined financial information for the Company's nonconsolidated investments listed above being accounted for using the equity method of accounting as of the dates and for the periods ended, is as follows:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
Current assets............................................... $ 11,315 $ 21,645
PP&E-net.....................................................  190,552  112,210
Non-current assets...........................................   47,522       55
Current liabilities..........................................   18,599   10,175
Non-current liabilities......................................   48,635   45,278

                                       Year Ended Nine Months Ended  Year Ended
                                       March 31,    December 31,    December 31,
                                          1998          1998            1999
                                       ---------- ----------------- ------------
Revenues..............................  $ 11,999      $ 24,986        $ 43,753
Net loss..............................   (19,923)      (22,325)        (15,154)

(5) Financing Arrangements

Note payable--Adelphia

   The Company had an unsecured credit arrangement with Adelphia which had no repayment terms prior to April 15, 1996. On April 15, 1996, $25,000 of the proceeds from the sale of the 13% Senior Discount Notes (the "Senior Discount Notes") and Class B common stock warrants were used to repay a portion of this obligation. Interest expense and fees on this credit arrangement were based upon the weighted average cost of unsecured borrowings of Adelphia during the corresponding periods. Effective April 15, 1996, the remaining balance due on the Note payable-Adelphia was evidenced by an unsecured subordinated note due April 16, 2003. This obligation had an interest rate of 16.5% per annum. Interest accrued through May 8, 1998 on the amount outstanding to Adelphia totaled $10,645. On May 8, 1998, the Note payable--Adelphia and all accrued interest was converted into shares of Class A common stock simultaneously with the closing of the IPO (See Note 1).

13% Senior Discount Notes and Class B Common Stock Warrants

   On April 15, 1996, the Company issued $329,000 of 13% Senior Discount Notes due April 15, 2003 and 329,000 warrants to purchase an aggregate of 1,993,638 shares of its Class B common stock. Prior to April 15, 2001, interest on the Senior Discount Notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The Senior Discount Notes are unsecured and are senior to all future subordinated indebtedness. On or after April 15, 2001, the Company may redeem, at its option, all or a portion of the Senior Discount Notes at 106.5%, which declines to par in 2002, plus accrued interest.

   The holders of the Senior Discount Notes may put the Senior Discount Notes to the Company at any time at a price of 101% of accreted principal upon the occurrence of a Change of Control (as defined in the Indenture). In addition, the Company will be required to offer to purchase Senior Discount Notes at a price of 100% with the proceeds of certain asset sales (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

other distributions, repurchase of equity interests or subordinated debt, sale--leaseback transactions, liens, transactions with affiliates, sales of Company assets, mergers and consolidations.

   The Class B common stock warrants are exercisable at $0.00308 per share, upon the earlier of May 1, 1997 or a Change of Control. Unless exercised, the Class B common stock warrants expire on April 1, 2001. The number of shares and the exercise price for which a warrant is exercisable are subject to adjustment under certain circumstances. Through December 31, 1999, 264,405 warrants were exercised and converted into 1,602,294 shares of Class B common stock. Of the 1,602,294 shares issued, 1,189,965 shares had been converted into Class A common stock as of December 31, 1999. The Company received $5 in consideration for the exercise of the warrants.

   During the nine months ended December 31, 1998, the Company paid $17,313 to repurchase a portion of the Senior Discount Notes which had a face value of $25,160 and a carrying value of $17,750. The notes were retired upon repurchase which resulted in a $237 gain.

12 1/4% Senior Secured Notes

   On August 27, 1997, the Company issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due September 1, 2004 (the "Senior Secured Notes"). The Senior Secured Notes are collateralized through the pledge of the common stock of certain of the Company's wholly owned subsidiaries. A portion of the proceeds was invested in U.S. government securities and placed in an escrow account for payment in full when due of the first six scheduled semi-annual interest payments on the Senior Secured Notes as required by the Indenture.

   Interest is payable semi-annually commencing March 1, 1998. The Senior Secured notes rank pari passu in right of payment with all existing and future senior Indebtedness (as defined in the Indenture) of the Company and will rank senior in right of payment to future subordinated Indebtedness of the Company. On or before September 1, 2000 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Senior Secured Notes at a price of 112.25% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). On or after September 1, 2001, the Company may redeem, at its option, all or a portion of the Senior Secured Notes at 106.125% of principal which declines to par in 2003, plus accrued interest. The holders of the Senior Secured Notes may put them to the Company at a price of 101% of principal upon the occurrence of a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowing, payment of dividends and other distributions, repurchase of equity interests, transactions with affiliates and the sale of assets.

12 7/8% Senior Exchangeable Redeemable Preferred Stock

   On October 9, 1997, the Company issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due October 15, 2007 (the "Preferred Stock"). Proceeds to the Company, net of commissions and other transaction costs, were approximately $194,500.

   Dividends are payable quarterly commencing January 15, 1998 at 12 7/8% of the liquidation preference of outstanding Preferred Stock. Through October 15, 2002, dividends are payable in cash or additional shares of Preferred Stock at the Company's option. Subsequent to October 15, 2002, dividends are payable in cash. The Preferred Stock ranks junior in right of payment to all indebtedness and other obligations of the Company, its subsidiaries and joint ventures. On or before October 15, 2000, and subject to certain restrictions, the Company may redeem, at its option, up to 35% of the initial aggregate liquidation preference of the Preferred Stock

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

originally issued with the net cash proceeds of one or more Qualified Equity Offerings (as defined in the Certificate of Designation) at a redemption price equal to 112.875% of the liquidation preference per share of the Preferred Stock, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, there are remaining outstanding shares of Preferred Stock having an aggregate liquidation preference of at least 65% of the initial aggregate liquidation preference of the Preferred Stock originally issued. On or after October 15, 2002, the Company may redeem, at its option, all or a portion of the Preferred Stock at 106.438% of the liquidation preference thereof declining to 100% of the liquidation preference in 2005, plus accrued interest. The Company is required to redeem all of the shares of Preferred Stock outstanding on October 15, 2007 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

   The holders of the Preferred Stock may put the Preferred Stock to the Company at any time at a price of 101% of the liquidation preference thereof upon the occurrence of a Change of Control (as defined in the Certification of Designation). The Certificate of Designation stipulates, among other things, limitations on additional borrowings, payment of dividends and other distributions, transactions with affiliates and the sale of assets. The Company may, at its option, on any dividend payment date, exchange in whole, but not in part, the then outstanding shares of Preferred Stock for 12 7/8% Senior Subordinated Debentures due October 15, 2007 (the "Exchange Debentures"). Interest, redemption and registration rights provisions of the Exchange Debentures are consistent with the provisions of the Preferred Stock.

12% Senior Subordinated Notes due 2007

   On March 2, 1999, Adelphia Business Solutions issued $300,000 aggregate principal amount of 12% Senior Subordinated Notes due 2007 ("Subordinated Notes"). An entity controlled by members of the Rigas Family, controlling stockholders of Adelphia, purchased $100,000 aggregate principal amount of the Subordinated Notes directly from the Company. Proceeds to the Company, net of discounts, commissions and other transaction costs were approximately $295,000.

   Interest is payable semi-annually commencing May 1, 1999. The Subordinated Notes rank behind all current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is not senior to the notes. On or before November 1, 2003 and subject to certain restrictions, the Company may redeem at its option, up to 25% of the aggregate principal amount of the Subordinated Notes at a price of 112.00% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). On or after November 1, 2003, the Company may redeem, at its option, all or a portion of the Subordinated Notes at 106.00% of principal which declines to par in 2005, plus accrued interest. The holders of the Subordinated Notes may put them to the Company at a price of 101.00% of principal upon the occurrence of a Change in Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowing, payment of dividends, and other distributions, repurchase of equity, interests, transactions with affiliates and the sale of assets.

Long Term Lease Facility

   On December 31, 1997, the Company consummated an agreement for a $24,500 long-term lease facility with AT&T Capital Corporation. The lease facility provides financing for certain of the switching equipment. Included in the lease facility is the sale and leaseback of certain switch equipment for which the Company received $14,876.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

Vendor Financing

   The Company has arrangements with several equipment providers which provide the Company with payment terms which range from 6 to 12 months with 0% interest. The Company has purchased equipment from these vendors and the amounts due are included in accounts payable on the consolidated balance sheet.

Other Debt

   Other debt consists primarily of capital leases entered into in connection with the acquisition of fiber leases for use in the telecommunications networks and the long-term lease facility described above. The interest rate on such debt ranges from 7.5% to 15.0%.

   Maturities of other debt for the five years after December 31, 1999 are as follows:

     2000................................................................ $5,500
     2001................................................................  5,013
     2002................................................................  5,597
     2003................................................................  5,821
     2004................................................................  6,340

(6) Common Stock and Other Stockholders' Equity (Deficiency)

   Adelphia Business Solutions' authorized capital stock consists of 800,000,000 shares of Class A common stock, par value $0.01 per share, 400,000,000 shares of Class B common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

   Shares of Class A common stock and Class B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. Each share of Class B common stock is convertible into one share of Class A common stock. In the event a cash dividend is paid, the holders of the Class A and the Class B common stock will be paid an equal amount.

   Prior to the IPO in May 1998, certain former company officers (the "Officers") were parties to a stockholder agreement, as amended (the "Stockholder Agreement") with Adelphia. The Stockholder Agreement provided, among other things, (i) that upon the earlier of (a) the termination of employment of any of the officers or (b) after October 7, 1998, such officers may put their shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's common stock under the Securities Act of 1933 (the "Securities Act") and (ii) for certain buy/sell and termination rights and duties among Adelphia and the Officers. The Stockholder Agreement terminated automatically upon the date of the IPO.

   The Company also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Officers. Pursuant to the Loan Agreements, each Officer borrowed $1,000 from the Company. Each of these loans accrued interest at the average rate at which the Company could invest cash on a short-term basis, was secured by a pledge of the borrower's common stock in the Company, and would mature upon the earlier of (i) October 8, 1998 or (ii) the date of the IPO and the Officers have the right to sell at least $1,000 worth of their shares. Each Loan Agreement also provided that any interest accruing on a loan from the date six months

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

after the date of such loan would be offset by a bonus payment when principal and interest thereon are due and which would include additional amounts to pay income taxes applicable to such bonus payment.

   Pursuant to agreements among the Company, Adelphia and the Officers, simultaneous with the consummation of the IPO, (i) the Stockholder Agreement and Loan Agreements terminated, (ii) the Officers each repaid the $1,000 borrowed from the Company pursuant to the Loan Agreements plus accrued interest thereon by each selling 66,667 shares of Class B common stock to Adelphia and using the proceeds therefrom to repay such loans and (iii) the Company paid to the management stockholders bonus payments in the amount of interest accruing on the Loans from the date six months after the date of the Loan Agreements and any additional amounts necessary to pay income taxes applicable to such bonus payments.

   On April 8, 1998, the Board of Directors of the Company approved a 3.25-for-one stock split of its Class A and Class B common stock payable to stockholders of record on April 28, 1998. The stock split was effected in the form of a dividend of 2.25 shares for every outstanding share of common stock. All references in the accompanying consolidated financial statements to the number of shares of common stock and the par value have been retroactively restated to reflect the stock split on April 28, 1998.

   On October 25, 1999, the shareholders of the Company approved an amendment to Article IV of the Amended and Restated Certificate of Incorporation increasing the number of authorized shares of capital stock from 455,000,000 to 1,250,000,000, the authorized number of Class A common stock from 300,000,000 to 800,000,000, the authorized number of shares of Class B common stock from 150,000,000 to 400,000,000, and the authorized number of shares of Preferred Stock from 5,000,000 to 50,000,000.

Warrants

 Class A Common Stock Warrant

   On February 12, 1998, the Company consummated an agreement with Lenfest Telephony, Inc. ("Lenfest") whereby Lenfest received a warrant to obtain 731,624 shares of Class A common stock of the Company (the "Lenfest Warrant") in exchange for its partnership interest in the Harrisburg, Pennsylvania network. The Lenfest Warrant was exercised during May 1998 for no additional consideration.

 Class B Common Stock Warrants

   The Class B common stock warrants were issued on April 15, 1996 in connection with the issuance of the Senior Discount Notes (See Note 5).

 Adelphia Warrant

   On June 13, 1997, the Company entered into agreements with MCI. Pursuant to these agreements the Company is designated MCI's preferred provider for new end user dedicated access circuits and of conversions of end user dedicated access circuits as a result of conversions from the incumbent LEC in the Company's markets. Adelphia Business Solutions also has certain rights of first refusal to provide MCI with certain communications services. Under this arrangement, the Company issued a warrant to purchase 913,380 shares of Class A common stock for $6.15 per share to MCI (the "MCI Warrant") representing 2 1/2% of the common stock of the Company on a fully diluted basis. MCI could receive additional warrants to purchase up to an additional 6% of the shares of the Company's Class A common stock, on a fully diluted basis, at fair value, if MCI met certain purchase volume thresholds over the term of the agreement.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

   In connection with the IPO and the related over-allotment option, the Company and MCI entered into an agreement that provides as follows with respect to the MCI Warrant and MCI's right to receive additional MCI warrants as a result of the IPO (the "Additional MCI Warrants"): (i) the Additional MCI Warrants issued with respect to the shares sold to the public in the IPO, the over-allotment option and with respect to the Adelphia shares purchased will have an exercise price equal to the lower of $6.15 per share or the price per share to the public in the IPO (the "IPO Price"), and (ii) Adelphia purchased from MCI the MCI Warrant and the Additional MCI Warrants for a purchase price equal to the number of Class A common stock shares issuable under the warrants being purchased times the IPO Price minus the underwriting discount, less the aggregate exercise price of such warrants. Furthermore, in consideration of the obligations undertaken by Adelphia to facilitate the agreements between MCI and Adelphia Business Solutions, the Company paid to Adelphia a fee of $500 and issued a warrant to Adelphia, which expires three years after its issuance, to purchase 200,000 shares of Class A common stock at an exercise price equal to the IPO Price.

 Long-Term Incentive Compensation Plan

   On October 3, 1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Long-Term Incentive Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the grant of (i) options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and (v) stock equivalent or phantom units. The number of shares of Class A common stock available for issuance initially was 5,687,500. Such number is to increase each year by 1% of outstanding shares of all classes of the Company's common stock, up to a maximum of 8,125,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides the incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying common stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods.

   In August 1999, the Company issued under the 1996 Plan to each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas (i) stock options (the "Rigas Options") covering 100,000 shares of Class A common stock, which options will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director) and which shall be exercisable at $16.00 per share and
(ii) stock awards (the "Rigas Grants") covering 100,000 shares of Class A common stock, which stock awards will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director).

   In addition to the Rigas Options, certain employees have been granted options to purchase shares of Class A common stock at prices equal to the fair market value of the shares on the date the option was granted. Options are exercisable beginning from immediately after granting and have a maximum term of ten years.

   The following table summarizes stock option activity under all plans:

                                                   Number of    Weighted average
                                                 shares subject  exercise price
                                                   to options      per share
                                                 -------------- ----------------
   Outstanding, December 31, 1998...............         --              --
   Granted......................................    600,417          $15.13
                                                    -------          ------
   Outstanding, December 31, 1999...............    600,417          $15.13
                                                    =======          ======

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                          Options outstanding                      Options exercisable
               ----------------------------------------- ---------------------------------------
                         Weighted average    Weighted            Weighted average    Weighted
Exercise                    remaining        average     Number     remaining        average
price per       Number   contractual life exercise price   of    contractual life exercise price
share          of shares     (years)        per share    shares      (years)        per share
---------      --------- ---------------- -------------- ------- ---------------- --------------
$12.13-$16.00   600,417        5.2            $15.13     200,417       6.3            $13.38

   SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") requires the Company to disclose pro forma information regarding option grants made to its employees. SFAS 123 specifies certain valuation techniques that produce estimated compensation charges that are included in the pro forma results below. These amounts have not been reflected in the Company's statement of operations, because the Company applies the provisions of APB 25, "Accounting for Stock Issued to Employees," which specifies that no compensation charge arises when the exercise price of the employees' stock options equals or exceeds the market value of the underlying stock at the grant date, as in the case of options granted to the Company's employees.

   SFAS 123 pro forma numbers are as follows:

                                                                    Year ended
                                                                   December 31,
                                                                       1999
                                                                   ------------
   Net loss--as reported.........................................   $(165,466)
   Net loss--Pro forma applying SFAS 123.........................    (167,800)
   Basic and diluted net loss per common share--as reported under
    ABP 25.......................................................       (3.47)
   Basic and diluted net loss per common share--pro forma under
    SFAS 123.....................................................       (3.51)

   Under SFAS 123, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                   Employee
                                                                 Stock Options
                                                                  Year ended
                                                               December 31, 1999
                                                               -----------------
   Expected dividend yield....................................         0%
   Risk-free interest rate....................................       6.93%
   Expected volatility........................................         50%
   Expected life (in years)...................................        5.2

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options.

   In addition to the stock options and Rigas Grants, the Company issued 58,500 shares of Class A common stock to certain employees for both the year ended March 31, 1998 and the nine months ended December 31, 1998 resulting in the recognition of $27 and $761 of compensation expense, respectively.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


(7)Commitments and Contingencies

   The Company rents office space, node space and fiber under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $1,236, $1,893 and $10,166 for the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999, respectively.

   The minimum future lease obligations under the noncancelable operating leases as of December 31, 1999 are approximately:

   Period ending December 31,
   --------------------------
   2000................................................................ $12,617
   2001................................................................  12,309
   2002................................................................  12,063
   2003................................................................  12,278
   2004................................................................  10,467
   Thereafter..........................................................  48,761

   During July 1999, the Company purchased the naming rights to the NFL Football Tennessee Titans stadium in Nashville, Tennessee. The term of the naming rights contract is for 15 years and requires the Company to pay $2,000 per year.

   The communications industry and Adelphia Business Solutions are subject to extensive regulation at the federal, state and local levels. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 ("Telecommunications Act"), the most comprehensive reform of the nation's telecommunications laws since the the Commununications Act of 1934. Management of the Company is unable to predict the effect that the Telecommunications Act, related rulemaking proceedings or other future rulemaking proceedings will have on its business and results of operations in future periods.

   Adelphia Business Solutions has entered into a series of agreements with several local and long-haul fiber optic network providers that will allow the Company to accelerate its national expansion. These agreements, totaling approximately $288,867, provide the Company with ownership or an IRU to over 25,000 route miles of local and long-haul fiber optic cable. Through December 31, 1999, the Company has paid $108,903 of the total due under the agreements, which was included in property, plant and equipment. The Company believes this will allow it to expand its business strategy to include on-net provisioning of regional, local and long distance, internet and data communications and to cost-effectively further interconnect most of its 53 existing markets and to enter and interconnect approximately 150 new markets by the end of 2001.

   The estimated obligations under these arrangements as of December 31, 1999 are approximately:

   Period ending December 31,
   --------------------------
   2000............................................................... $149,911
   2001...............................................................   16,039
   2002...............................................................      453
   2003...............................................................      453
   2004...............................................................      453
   Thereafter.........................................................   12,655

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   In addition to the amounts due under the agreements for the fiber optic cable, the Company is also required to pay certain fiber optic network providers for pro-rated maintenance and rights of ways fees on a yearly basis.

(8)Related Party Transactions

   The following table summarizes the Company's transactions with related parties:

                                                       Nine Months
                                            Year Ended    Ended      Year Ended
                                            March 31,  December 31, December 31,
                                               1998        1998         1999
                                            ---------- ------------ ------------
Revenues:
  Management fees..........................   $3,809      $2,135       $4,948
  Telecommunications service revenue.......      173         363        1,840
  Network monitoring fees..................      977         589           --
  Special access fees......................      500          --           --
                                              ------      ------       ------
    Total..................................   $5,459      $3,087       $6,788
                                              ======      ======       ======
Interest Income............................   $  617      $8,395       $8,483
                                              ======      ======       ======
Expenses:
  Interest expense.........................   $5,997      $  737       $   --
  Allocated corporate costs................    1,656       2,981        8,587
  Fiber leases.............................       47         139          236
                                              ------      ------       ------
    Total..................................   $7,700      $3,857       $8,823
                                              ======      ======       ======

   Management fees from related parties represent fees received by the Company from its unconsolidated joint ventures for the performance of financial, legal, regulatory, network design, construction and other administrative services.

   Telecommunications services revenue from related parties represent fees received by the Company from Adelphia for providing switched services to various Adelphia offices, including Coudersport, Pennsylvania.

   Network monitoring fees represent fees received by the Company for technical support for the monitoring of each individual joint venture's telecommunications system.

   Special access fees represent amounts charged to joint ventures for use of the network of a wholly owned subsidiary of the Company.

   Interest income represents interest charged on certain affiliate receivable balances with joint ventures and with Adelphia.

   Interest expense relate to the Note payable--Adelphia (See Note 5).

   Allocated corporate costs represent costs incurred by Adelphia on behalf of the Company for the administration and operation of the Company. These costs include charges for office space, corporate aircraft and shared services such as finance activities, information systems, computer services, human resources, and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   Fiber lease expense represents amounts paid to various subsidiaries of Adelphia for the utilization of existing cable television plant for development and operation of the consolidated operating networks.

   During the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999, the Company paid $299, $1,044 and $7,577, respectively, to entities owned by certain shareholders of Adelphia primarily for property, plant and equipment and services at market rates.

   During the nine months ended December 31, 1998 and the year ended December 31, 1999, the Company made demand advances to Adelphia. At December 31, 1998 and 1999, $4,950 and $392,629 respectively were outstanding under this agreement. The Company received interest on such advances at a rate of 5.15%, which is included in interest income--affiliate in the consolidated statement of operations. Demand advances represent cash held by Adelphia's centralized cash management system immediately available to the Company for any corporate purpose on demand.

(9)Employee Benefits Plan

   The Company participates in the Adelphia 401(k) and stock value plan which provides that eligible full-time employees may contribute from 2% to 16% of their pre-tax compensation subject to certain limitations. The Company matches contributions up to 1.5% of each participant's pre-tax compensation. During the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999, no significant matching contributions were made by the Company. The 401(k) and stock value plan also provides for certain stock incentive awards on an annual basis.

   In addition to the 401(k) and stock value plan, the Company participates in an Adelphia stock incentive plan which provides certain management level employees with compensation bonuses based on a weighted average of Adelphia Class A common stock and Adelphia Business Solutions Class A common stock performance. Costs associated with this plan to the Company was approximately $1,746 for the year ended December 31, 1999.

(10)Income Taxes

   Adelphia and its corporate subsidiaries (including the Company) filed consolidated federal income tax returns for the year ended March 31, 1998. For the nine months ended December 31, 1998 and the year ended December 31, 1999, Adelphia Business Solutions will not be included within Adelphia's consolidated federal income tax return. For financial reporting purposes, current and deferred income tax assets and liabilities are computed on a separate company basis. At December 31, 1998 and 1999, the Company had net operating loss carryforwards for federal income tax purposes of $178,503 and $351,539, respectively, expiring through 2019.

   Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(b) operating loss carryforwards.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

   The Company's net deferred tax asset included in other assets--net is comprised of the following:

                                                              December 31,
                                                           -------------------
                                                             1998      1999
                                                           --------  ---------
Deferred tax assets:
  Differences between book and tax basis of intangible
   assets................................................. $    138  $   1,562
  Net operating loss carryforwards........................   71,391    142,993
  Allowance for doubtful accounts and other...............       77      4,384
                                                           --------  ---------
    Total.................................................   71,606    148,939
  Valuation allowance.....................................  (48,746)  (114,043)
                                                           --------  ---------
    Total.................................................   22,860     34,896
                                                           --------  ---------
Deferred tax liabilities:
  Differences between book and tax basis of property,
   plant and equipment....................................   19,015     34,626
  Investment in partnerships..............................    3,808        233
                                                           --------  ---------
    Total.................................................   22,823     34,859
                                                           --------  ---------
  Net deferred tax asset.................................. $     37  $      37
                                                           ========  =========

   The net change in the valuation allowance for the nine months ended December 31, 1998 and the year ended December 31, 1999 was an increase of $31,367 and $65,297, respectively.

   Income tax expense for the years ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999:

                                                       Nine Months
                                            Year Ended    Ended      Year Ended
                                            March 31,  December 31, December 31,
                                            ---------- ------------ ------------
                                               1998        1998         1999
                                            ---------- ------------ ------------
Current....................................    $--         $--          $ 1
Deferred...................................     --          --           --
                                               ---         ---          ---
  Total....................................    $--         $--          $ 1
                                               ===         ===          ===

   A reconciliation of the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                                     Nine Months
                                          Year Ended    Ended      Year Ended
                                          March 31,  December 31, December 31,
                                          ---------- ------------ ------------
                                             1998        1998         1999
                                          ---------- ------------ ------------
Statutory federal income tax rate........    35.0%       35.0%        35.0%
Change in valuation allowance............   (35.0)      (35.0)       (35.0)
State taxes, net of federal benefit and
 other...................................      --          --           --
                                            -----       -----        -----
Income tax expense.......................      --%         --%          --%
                                            =====       =====        =====

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


(11)Quarterly Financial Data (unaudited)

   The following tables summarize the financial results of the Company for each of the quarters in the nine months ended December 31, 1998 and the year ended December 31, 1999:

                                                             Three Months Ended
                                                     ------------------------------------
                                                     June 30,  September 30, December 31,
                                                       1998        1998          1998
                                                     --------  ------------- ------------
Revenues...........................................  $  7,635    $ 12,098      $ 15,043
                                                     --------    --------      --------
Operating expenses:
  Network operations...............................     4,989       7,056         6,664
  Selling, general and administrative..............     8,432      10,391        16,518
  Depreciation and amortization....................     6,120       9,843        10,708
                                                     --------    --------      --------
    Total..........................................    19,541      27,290        33,890
                                                     --------    --------      --------
Operating loss.....................................   (11,906)    (15,192)      (18,847)
Other income (expense):
  Interest income..................................     4,235       4,169         1,829
  Interest income--affiliate.......................     1,824       2,995         3,576
  Interest expense.................................   (13,704)    (12,535)      (12,399)
  Other income.....................................     1,000         113            --
                                                     --------    --------      --------
Loss before income taxes, equity in net loss of
 joint ventures and extraordinary gain.............   (18,551)    (20,450)      (25,841)
Income tax expense.................................        --          --            --
                                                     --------    --------      --------
Loss before equity in net loss of joint ventures
 andextraordinary gain.............................   (18,551)    (20,450)      (25,841)
Equity in net loss of joint ventures...............    (3,190)     (2,614)       (3,776)
                                                     --------    --------      --------
Loss before extraordinary gain.....................   (21,741)    (23,064)      (29,617)
Extraordinary gain on repurchase of debt...........        --         237            --
                                                     --------    --------      --------
Net loss...........................................   (21,741)    (22,827)      (29,617)
Dividend requirements applicable to preferred
 stock.............................................    (6,807)     (7,026)       (7,284)
                                                     --------    --------      --------
Net loss applicable to common stockholders.........  $(28,548)   $(29,853)     $(36,901)
                                                     ========    ========      ========
Basic and diluted net loss per
 weighted average share of
 common stock......................................    $(0.59)     $(0.54)       $(0.66)
                                                     --------    --------      --------
Weighted average shares of common stock outstanding
 (in thousands)....................................    48,110      55,497        55,497
                                                     ========    ========      ========

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


                                       Three Months Ended
                                ----------------------------------
                                March 31,  June 30,  September 30, December 31,
                                  1999       1999        1999          1999
                                ---------  --------  ------------- ------------
Revenues......................  $ 21,438   $ 34,215    $ 43,347      $ 55,575
                                --------   --------    --------      --------
Operating expenses:
  Network operations..........     8,504     11,671      15,862        22,488
  Selling, general and
   administrative.............    21,009     32,637      39,972        48,997
  Depreciation and
   amortization...............    13,535     13,586      18,168        19,955
                                --------   --------    --------      --------
    Total.....................    43,048     57,894      74,002        91,440
                                --------   --------    --------      --------
Operating loss................   (21,610)   (23,679)    (30,655)      (35,865)
Other income (expense):
  Interest income.............     1,998     14,780       2,867           288
  Interest income--affiliate..     2,828      2,779       1,336         1,540
  Interest expense............   (15,533)   (21,805)    (19,045)      (17,931)
                                --------   --------    --------      --------
Loss before income taxes and
 equity in net loss of joint
 ventures.....................   (32,317)   (27,925)    (45,497)      (51,968)
Income tax expense............        --         (4)         --             3
                                --------   --------    --------      --------
Loss before equity in net loss
 of joint ventures............   (32,317)   (27,929)    (45,497)      (51,965)
Equity in net loss of joint
 ventures.....................    (3,803)    (3,291)       (246)         (418)
                                --------   --------    --------      --------
Net loss......................   (36,120)   (31,220)    (45,743)      (52,383)
Dividend requirements
 applicable to preferred
 stock........................    (7,479)    (7,720)     (7,979)       (8,450)
                                --------   --------    --------      --------
Net loss applicable to common
 stockholders.................  $(43,599)  $(38,940)   $(53,712)     $(60,833)
                                ========   ========    ========      ========
Basic and diluted net loss per
 weighted average share of
 common stock.................  $  (0.79)  $  (0.70)   $  (0.97)     $  (1.01)
                                ========   ========    ========      ========
Weighted average shares of
 common stock outstanding
 (in thousands)...............    55,497     55,497      55,497        60,453
                                ========   ========    ========      ========

                     MARKET FOR THE COMPANY'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

Market Information

   The Company's Class A common stock is quoted on the National Association of Securities Dealers Automated Quotations System National Market System (NASDAQ-
NMS). Adelphia Business Solutions' NASDAQ-NMS symbol is "ABIZ". Prior to October 25, 1999, the Company's NASDAQ-NMS symbol was "HYPT".

   The following table sets forth the range of high and low closing bid prices of the Class A common stock on NASDAQ/NMS. Such bid prices represent inter-dealer quotations, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                              CLASS A COMMON STOCK

                              HIGH    LOW
                              ----    ----
          QUARTER ENDED:
          June 30, 1998       $18 1/6 $14 1/4
          September 30, 1998  $16 5/8 $ 5 7/8
          December 31, 1998   $15 1/8 $ 4 1/2
          March 31, 1999      $16 3/8 $ 8 5/8
          June 30, 1999       $18 7/8 $11
          September 30, 1999  $25     $15 1/2
          December 31, 1999   $51 1/4 $24 11/16

   As of March 24, 2000 there were 210 holders of record of the Company's Class A common stock, par value $0.01 per share and 22 holders of record of the Company's Class B common stock, par value $0.01 per share.

Dividends

   The Company has never declared any cash dividends on any of its respective equity securities. Covenants in the indenture pursuant to which the Company's Senior Discount Notes, Senior Secured Notes and Senior Subordinated Notes were issued restrict the ability of the Company to pay cash dividends on its capital stock.

                                    PROXY
                      ADELPHIA BUSINESS SOLUTIONS, INC.

  This Proxy is Solicited On Behalf Of The Board Of Directors Of The Company

The undersigned hereby appoints John J. Rigas, James P. Rigas, Timothy J. Rigas and Michael J. Rigas, or any one or more of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all the shares of Class A Common Stock, Class B Common Stock and Preferred Stock held of record at the close of business on June 20, 2000 by the undersigned at the annual meeting of the stockholders of Adelphia Business Solutions, Inc. to be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on
July 31, 2000 at 11:30 a.m. and at any adjournment thereof.

               (Please sign on reverse side and return promptly)

               Please Detach and Mail in the Envelope Provided

   [X] Please mark your votes
      as in this example

                              WITHHOLD       The Board of Directors
           FOR                AUTHORITY      recommends a vote "FOR"
      all nominees         to vote for all   proposals numbered 1 and 2.
      listed at right      nominees listed
                           at right
           [ ]                  [ ]

1. Election of Directors                     Nominees:
   (Instructions: To withhold authority to   John J. Rigas, James P. Rigas,
   vote for any individual nominee, strike   Michael J. Rigas, Timothy J. Rigas,
   a line through that nominee's name.)      Pete J. Metros, James L. Gray,
                                             Peter Venetis and Edward S. Mancini


2. In their discretion vote upon such other matters  [ ]      [ ]         [ ]
   as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors for the nominees listed at left, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

A majority of such proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers hereunder.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

Signature ______________________ Signature __________________ Dated:______, 2000
                                             IF HELD JOINTLY

NOTE: Stockholder sign here exactly as name appears hereon.